Exhibit 10.17

AMENDED AND RESTATED LEASE

BETWEEN

BATTON ASSOCIATES, LLC, LESSOR

AND

AEROHIVE NETWORKS INCORPORATED, LESSEE

328-330 Gibraltar Drive

Sunnyvale, California 94089

March 1, 2011

TABLE OF CONTENTS

Paragraph	Page

1.	Amendment and Restatement	1
2.	Lease of the 330 Gibraltar Building	1
3.	Initial Term of the Lease of the 330 Gibraltar Building	2
4.	Options to Extend the Term of the 330 Gibraltar Building Lease	2
5.	Monthly Base Rent -330 Gibraltar Building	5
6.	Lease of the 328 Gibraltar Building	5
7.	Initial Term of the Lease of the 328 Gibraltar Building	5
8.	Options to Extend the Term of the 328 Gibraltar Building Lease	6
9.	Monthly Base Rent – 328 Gibraltar Building	8
10.	Additional Rent; Operating Expenses and Taxes	9
11.	Payment of Rent	13
12.	Security Deposits	14
13.	Use	15
14.	Environmental Matters	15
15.	Taxes on Lessee’s Property	18
16.	Insurance	18
17.	Indemnification	19
18.	Tenant Improvement Work – 328 Gibraltar Building	20
19.	Maintenance and Repairs; Alterations; Surrender and Restoration	23
20.	Utilities and Services	27
21.	Liens	27
22.	Assignment and Subletting	28
23.	Non-Waiver	31
24.	Holding Over	32
25.	Damage or Destruction	32
26.	Eminent Domain	35
27.	Remedies	35
28.	Lessee’s Personal Property	36
29.	Notices	36
30.	Estoppel Certificates	37
31.	Parking	37
32.	Signage	37
33.	Real Estate Brokers	38
34.	Subordination; Attornment	38
35.	Breach by Lessor	39
36.	Lessor’s Entry	39
37.	Attorneys’ Fees	40
38.	Quiet Possession	40
39.	Force Majeure	40
40.	General Provisions	40

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SCHEDULE OF EXHIBITS

EXHIBIT “A” Legal Description

EXHIBIT “B-1” 330 Gibraltar Building Plan

EXHIBIT “B-2” Lessor’s Tenant Improvement Work – 330 Gibraltar Building

EXHIBIT “C-1” Amended Commencement Memorandum

EXHIBIT “D-1” 328 Gibraltar Building Plan

EXHIBIT “D-2” Tenant Improvement Work – 328 Gibraltar Building

EXHIBIT “E” Lessee’s Hazardous Materials

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AMENDED AND RESTATED LEASE

328-330 Gibraltar Drive

Sunnyvale, California 94089

THIS AMENDED AND RESTATED LEASE, referred to herein as “this Lease,” dated for reference purposes as of March 1, 2011, is made and entered into by and between BATTON ASSOCIATES, LLC, a California limited liability company (“Lessor”), and AEROHIVE NETWORKS INCORPORATED, a Delaware corporation (“Lessee”).

RECITALS:

A. Lessor is the owner of the real property commonly referred to as 328-330 Gibraltar Drive, Sunnyvale, California 94089, more particularly described on Exhibit “A” attached hereto and incorporated by reference herein, consisting of a parcel of land containing approximately 2.818 acres, together with all easements and appurtenances thereto (the “Land”), and two (2) existing buildings thereon, 328 Gibraltar Drive (the “328 Building”) containing approximately 16,232 rentable square feet, and 330 Gibraltar Drive (the “330 Building”) containing approximately 19,996 rentable square feet, and all other improvements located thereon. The 328 Building, the 330 Building, and the other improvements are hereafter referred to collectively as the “Improvements.” The Land and the Improvements (including the total of approximately 36,228 rentable square feet in the two (2) existing buildings) are hereafter referred to collectively as the “Property.”

B. Lessor and Lessee entered into a Lease dated August 5, 2010 of the 328 Building and the 330 Building (the “Original Lease”). The Lease of the 330 Building remains in full force and effect. The month to month tenancy of the 328 Building expired on February 28, 2011.

C. Lessor and Lessee wish to enter into this Lease to renew the Lease of the 328 Building upon the terms and conditions contained herein, and to continue the Lease of the 330 Building upon the terms and conditions contained in this Amended and Restated Lease.

D. Lessor and Lessee wish to amend and restate the Original Lease in its entirety, as set forth herein.

NOW, THEREFORE, the parties agree as follows:

1. Amendment and Restatement. The Original Lease is hereby amended and restated in full as herein provided.

2. Lease of the 330 Gibraltar Building. Lessee is currently in possession of the 330 Building containing a total of approximately 19,996 rentable square feet, more or less. Lessee shall have the non-exclusive right pursuant to Paragraph 31 to use the number of vehicular parking spaces on the Property for the occupants of and visitors to the 330 Building in the proportion that the number of rentable square feet in the 330 Building bears to the total number of rentable square feet in the 330 Building and the 328 Building, and the non-exclusive right to use the common areas on the Property, all of which are hereafter referred to collectively as the “330 Premises,” at the rental and upon all of the terms and conditions set forth herein. The 330 Premises are shown on the 330 Gibraltar Building Plan attached hereto as Exhibit “B-1” and incorporated by reference herein. “Lessee’s Share” of the Property attributable to the 330 Premises is 55.19% (19,996/36,228), based upon the 330 Building containing approximately 19,996 rentable square feet.

3. Initial Term of the Lease of the 330 Gibraltar Building.

(a) The initial term of the Lease of the 330 Building commenced on September 1, 2010.

(b) The initial term of the Lease of the 330 Building shall expire on November 30, 2013 (the “330 Building Expiration Date”), unless sooner terminated in accordance with the provisions hereof, or unless Lessee exercises one or both of the options to extend the term of the Lease of the 330 Building referred to in Paragraphs 4(a) and 4(b).

(c) Lessor is holding the sum of Seventy-nine Thousand Nine Hundred Eighty-four Dollars ($79,984.00) in cash as the Security Deposit for the Lease of the 330 Building.

(d) Lessee acknowledges that on the Commencement Date of the initial term of the Original Lease the 330 Premises were in the condition required by Paragraph 2(d) of the Original Lease with all building systems (e.g., mechanical, HVAC, electrical, plumbing and roof) in good operating condition and repair and in compliance with applicable building codes, and all other applicable orders, regulations, rules, laws, statutes, ordinances and requirements of all governmental agencies or authorities (collectively, “Applicable Laws”).

(e) As used herein relating to the 330 Premises, “the term of this Lease” or “term” shall include the initial term and either or both of the option extension periods, if exercised.

4. Options to Extend the Term of the 330 Gibraltar Building Lease.

(a) Lessor hereby grants to Lessee the option to extend the term of the 330 Gibraltar Lease (the “initial option”) for one (1) period of twenty-four (24) calendar months immediately following the expiration of the initial term of the 330 Gibraltar Lease (the “initial option extension period”). Lessee may exercise the initial option to extend by giving written notice of exercise to Lessor not more than three hundred sixty-five (365) days, nor less than one hundred eighty (180) days, prior to the expiration of the initial term of the Lease of the 330 Premises (“the initial option exercise period”), time being of the essence; provided that if an Event of Default by Lessee (as defined in Paragraph 27) under this Lease of the 330 Premises remains uncured after the expiration of notice and cure periods, if applicable, at the time of exercise of the initial option, or on the commencement date of the initial option extension period, such notice of exercise shall be void and of no force or effect.

(b) If Lessee has timely exercised the initial option, Lessee shall have the right to exercise an additional option to extend the term of the 330 Gibraltar Lease for one (1) period of thirty-six (36) calendar months (the “second option extension period”) commencing immediately following the expiration of the initial option extension period, subject to the same notice of exercise periods referred to above for the initial option, and provided that if an Event of Default by Lessee

(as defined in Paragraph 27) under this Lease of the 330 Premises remains uncured after the expiration of notice and cure periods, if applicable, at the time of exercise of the second option, or on the commencement date of the second option extension period, such notice of exercise shall be void and of no force or effect.

Such initial option extension period, if exercised, shall be upon the same terms and conditions as the initial term of the Lease of the 330 Premises, including the payment by Lessee of the Operating Expenses and Taxes of the 330 Premises pursuant to Paragraph 10, except that (1) the Monthly Base Rent during the initial option extension period shall be as set forth in Paragraph 4(c) hereof, (2) the Monthly Base Rent during the second option extension period shall be as set forth in Paragraph 4(d), (3) Lessee shall accept the 330 Premises in their then “as is” condition on the commencement date of each option extension period, subject to compliance of the 330 Premises with Applicable Laws pursuant to Paragraph 3(d), which shall apply to the commencement of the initial option extension period and the commencement of the second option extension period, and (4) Lessee shall have no additional option to extend. If Lessee does not exercise the initial option in a timely manner, the initial option, and Lessee’s right to exercise the second option, shall both lapse, time being of the essence. Subject to the foregoing, neither Lessor nor Lessee shall be required to perform any tenant improvement work with respect to the initial option extension period or the second option extension period, if applicable.

(c) If the initial option is timely exercised by Lessee, the Monthly Base Rent for the initial option extension period shall be as follows:

Period	RSF	Rent/Mo./psf	Rent/Mo./NNN
December 1, 2013 – November 30, 2014	19,996	$1.09	$21,795.64
December 1, 2014 – November 30, 2015	19,996	$1.12	$22,395.52

(d) The second option extension period, if timely exercised, shall also be upon the same terms and conditions of the initial term of the Lease of the 330 Premises, including the payment by Lessee of the Operating Expenses and Taxes of the 330 Premises pursuant to Paragraph 10. The initial Monthly Base Rent for the 330 Premises during the second option extension period shall be determined pursuant to the provisions of this subparagraph (d) and shall equal one hundred percent (100%) of the then current fair market rental value of the 330 Premises on the commencement date of the second option extension period as determined by agreement between the Lessor and Lessee, if possible, reached within thirty (30) days after the expiration of the exercise period for the second option extension period, or by the process of appraisal if the parties cannot reach agreement.

Within thirty (30) days after the exercise by Lessee of the second option to extend, Lessor shall give Lessee written notice of Lessor’s good faith opinion of the amount equal to one hundred percent (100%) of the fair market rental value of the 330 Premises as of the commencement of the second option extension period. Thereafter, upon the request of Lessee, Lessor and Lessee shall enter into good faith negotiations for thirty (30) days in an effort to reach agreement on one hundred percent (100%) of the fair market Monthly Base Rent for the 330 Premises during the second option extension period, including annual rent adjustments, if any.

If Lessor and Lessee are unable to agree upon the amount equal to one hundred percent (100%) of the fair market Monthly Base Rent for the 330 Premises within such thirty (30) day period, the Monthly Base Rent for the second option extension period shall be determined by appraisal. The appraisal shall be performed by one appraiser if the parties are able to agree upon one appraiser. If the parties are unable to agree upon one appraiser, each party shall appoint an appraiser and the two appraisers shall select a third appraiser. Each appraiser selected shall be a member of the American Institute of Real Estate Appraisers (AIREA) with at least five (5) years of full-time commercial real estate appraisal experience in the Sunnyvale, California office/R&D/manufacturing rental market.

If only one appraiser is selected, that appraiser shall notify the parties in simple letter form of its determination of the amount equal to one hundred percent (100%) of the fair market Monthly Base Rent for the 330 Premises during the second option extension period within fifteen (15) days following its selection. Said appraisal shall be binding on the parties as the appraised current fair market rent for the 330 Premises which shall be based upon what a willing tenant would pay and a willing landlord would accept at arm’s length for premises comparable to the 330 Premises in the vicinity of the 330 Premises of similar age, size, quality of construction and specifications (excluding the value of any improvements to the 330 Premises made at Lessee’s cost) for a lease of similar duration as the second option and taking into consideration that there will be no free rent, improvement allowance, or other concessions. If multiple appraisers are selected, each appraiser shall within ten (10) days of being selected make its determination of the amount equal to one hundred percent (100%) of the fair market rent for the 330 Premises in simple letter form. If two (2) or more of the appraisers agree on said amount, such agreement shall be binding upon the parties. If multiple appraisers are selected and two (2) appraisers are unable to agree on said amount, the amount equal to one hundred percent (100%) of the fair market rent for the 330 Premises shall be determined by taking the mean average of the appraisals; provided, that any high or low appraisal, differing from the middle appraisal by more than ten percent (10%) of the middle appraisal, shall be disregarded in calculating the average. Said initial Monthly Base Rent shall be adjusted annually on the anniversary of the commencement of the second option extension period in the manner determined by the appraiser or appraisers to be consistent with the then prevailing market practice, if any, for comparable space in the Sunnyvale, California office/R&D/manufacturing rental market.

If only one appraiser is selected, then each party shall pay one-half of the fees and expenses of that appraiser. If three appraisers are selected, each party shall bear the fees and expenses of the appraiser it selects and one-half of the fees and expenses of the third appraiser.

(e) Thereafter, provided that Lessee has previously given timely notice to Lessor of the exercise of the second option to extend the term, Lessor and Lessee shall execute an amendment to this Lease stating that the initial Monthly Base Rent for the 330 Premises during the second option extension period, and any annual adjustments thereto, if applicable, shall be in the amounts as determined by agreement of the parties or by appraisal if the parties did not agree upon the amount equal to one hundred percent (100%) of the fair market Monthly Base Rent pursuant to Paragraph (d) above.

(f) The options to extend granted to Lessee by this Paragraph 4 are granted for the personal benefit of Aerohive Networks Incorporated (“Aerohive”) only, and shall be exercisable only by Aerohive or by an assignee or sublessee referred to in Paragraph 22(g) as a “Permitted Affiliate.” Neither of said options to extend may be assigned or transferred by Aerohive to, or exercised by, any assignee or sublessee, except as provided in Paragraph 22(g).

5. Monthly Base Rent -330 Gibraltar Building.

(a) During the initial term of the Lease of the 330 Premises, Lessee shall pay to Lessor in monthly installments in advance on the first day of each calendar month Monthly Base Rent, on a triple net basis, in lawful money of the United States without deduction or offset as follows:

Period	RSF	Rent/Mo./psf	Rent/Mo./NNN
September 1, 2010 – November 30, 2010	19,996	$-0-	$-0-
December 1, 2010 – November 30, 2011	19,996	$1.00	$19,996.00
December 1, 2011 – November 30, 2012	19,996	$1.03	$20,595.88
December 1, 2012 – November 30, 2013	19,996	$1.06	$21,195.76

(b) As of the date of this Lease Lessee has paid to Lessor Monthly Base Rent for the period ending on March 31, 2011 pursuant to the above schedule. Monthly Base Rent for a partial calendar month shall be prorated on the basis of the actual number of days in such calendar month.

6. Lease of the 328 Gibraltar Building. Lessor hereby leases to Lessee, and Lessee hereby leases from Lessor, that portion of the Property consisting of the 328 Building which contains a total of approximately 16,232 rentable square feet, more or less, together with the nonexclusive right pursuant to Paragraph 31 to use the number of parking spaces on the Property for the occupants of and visitors to the 328 Building in the proportion that the number of rentable square feet in the 328 Building bears to the total number of rentable square feet in the 330 Building and the 328 Building, and the non-exclusive right to use the other common areas on the Property all of which are hereafter referred to collectively as the “328 Premises,” at the rental and upon all of the terms and conditions set forth herein. The 328 Premises are shown on the Floor Plan of the 328 Building attached hereto as Exhibit “D-1.”

7. Initial Term of the Lease of the 328 Gibraltar Building.

(a) The initial term of the Lease of the 328 Building commenced on March 1, 2011(the “328 Premises Commencement Date”).

(b) The initial term of the Lease of the 328 Building shall expire on November 30, 2013 unless sooner terminated pursuant to any of the provisions of this Lease, or unless Lessee exercises in a timely manner one or both of the options to extend the term of the Lease of the 328 Building referred to in Paragraph 8(a) and 8(b).

(c) Lessor shall deliver the 328 Premises to Lessee on the 328 Premises Commencement Date vacant of all occupants and personal property, clean and free of debris, with all carpets cleaned, all lighting (inclusive of ballasts) in good working order, and with all building systems (e.g., mechanical, HVAC, electrical, plumbing and roof) in good operating condition and repair and in compliance with Applicable Laws as defined in Paragraph 3(d). Lessor hereby warrants that the building systems in the 328 Building shall remain in good operating condition and repair (1) from the date that is three (3) months after the date that the 328 Premises are substantially occupied by Lessee’s employees, or (2) July 31, 2011 whichever occurs first (the “328 Building Warranty Period”). Any necessary repairs to the 328 Building systems of which Lessee gives written notice to Lessor prior to the expiration of the 328 Building Warranty Period shall be repaired by Lessor at Lessor’s expense (and not as an Operating Expense). Any repairs required to the 328 Building systems after the warranty period shall be repaired by Lessor as an Operating Expense of the 328 Premises pursuant to Paragraph 10. Lessee shall have the right to perform its own inspections at Lessee’s expense with Lessor having the obligation of ensuring that the 328 Building is in good operating condition and repair and in compliance with Applicable Laws on the 328 Premises Commencement Date.

(d) As used herein relating to the 328 Premises, “the term of this Lease” or “term” shall include the initial term and either or both of the option extension periods, if exercised.

8. Options to Extend the Term of the 328 Gibraltar Building Lease.

(a) Lessor hereby grants to Lessee the option to extend the term of the 328 Gibraltar Lease (the “initial option”) for one (1) period of twenty-four (24) calendar months immediately following the expiration of the initial term of the 328 Gibraltar Lease (the “initial option extension period”). Lessee may exercise the initial option to extend by giving written notice of exercise to Lessor not more than three hundred sixty-five (365) days, nor less than one hundred eighty (180) days, prior to the expiration of the initial term of the Lease of the 328 Premises (“the initial option exercise period”), time being of the essence; provided that if an Event of Default by Lessee (as defined in Paragraph 27) under this Lease of the 328 Premises remains uncured after the expiration of notice and cure periods, if applicable, at the time of exercise of the initial option, or on the commencement date of the initial option extension period, such notice of exercise shall be void and of no force or effect.

(b) If Lessee has timely exercised the initial option, Lessee shall have the right to exercise an additional option to extend the term of the 328 Gibraltar Lease for one (1) additional period of thirty-six (36) calendar months (the “second option extension period”) commencing immediately following the expiration of the initial option extension period, subject to the same notice of exercise periods referred to above for the initial option, and provided that if an Event of Default by Lessee (as defined in Paragraph 27) under this Lease of the 328 Premises remains uncured after the expiration of notice and cure periods, if applicable, at the time of exercise of the second option, or on the commencement date of the second option extension period, such notice of exercise shall be void and of no force or effect.

Such initial option extension period, if exercised, shall be upon the same terms and conditions as the initial term of the Lease of the 328 Premises, including the payment by Lessee of the Operating Expenses and Taxes of the 328 Premises pursuant to Paragraph 10, except that (1) the Monthly Base Rent during the initial option extension period shall be as set forth in Paragraph 8(c) hereof, (2) the Monthly Base Rent during the second option extension period shall be as set forth in Paragraph 8(d), (3) Lessee shall accept the 328 Premises in their then “as is” condition on the commencement date of each option extension period, subject to compliance of the 328 Premises with Applicable Laws pursuant to Paragraph 7(c), which shall apply to the commencement of the initial 328 Premises option extension period and the commencement of the 328 Premises second option extension period if either or both of said options is timely exercised, and (4) Lessee shall have no additional option to extend. If Lessee does not exercise the initial option in a timely manner, the initial option, and Lessee’s right to exercise the second option, shall both lapse, time being of the essence. Subject to the foregoing, neither Lessor nor Lessee shall be required to perform any tenant improvement work with respect to the initial option extension period or the second option extension period, if applicable.

(c) If the initial option is timely exercised by Lessee, the Monthly Base Rent for the initial option extension period shall be as follows:

Period	RSF	Rent/Mo./psf	Rent/Mo./NNN
December 1, 2013 – November 30, 2014	16,232	$1.09	$17,692.88
December 1, 2014 – November 30, 2015	16,232	$1.12	$18,179.84

(d) The second option extension period, if timely exercised, shall also be upon the same terms and conditions of the initial term of the Lease of the 328 Premises, including the payment by Lessee of the 328 Premises Operating Expenses and Taxes pursuant to Paragraph 10. The initial Monthly Base Rent for the 328 Premises during the second option extension period shall be determined pursuant to the provisions of this subparagraph (d) and shall equal one hundred percent (100%) of the then current fair market rental value of the 328 Premises on the commencement date of the second option extension period as determined by agreement between the Lessor and Lessee, if possible, reached within thirty (30) days after the expiration of the exercise period for the second option extension period, or by the process of appraisal if the parties cannot reach agreement.

Within thirty (30) days after the exercise by Lessee of the second option to extend, Lessor shall give Lessee written notice of Lessor’s good faith opinion of the amount equal to one hundred percent (100%) of the fair market rental value of the 328 Premises as of the commencement of the second option extension period. Thereafter, upon the request of Lessee, Lessor and Lessee shall enter into good faith negotiations for thirty (30) days in an effort to reach agreement on one hundred percent (100%) of the fair market Monthly Base Rent for the 328 Premises during the second option extension period, including annual rent adjustments, if any.

If Lessor and Lessee are unable to agree upon the amount equal to one hundred percent (100%) of the fair market Monthly Base Rent for the 328 Premises within such thirty (30) day period, the Monthly Base Rent for the second option extension period shall be determined by appraisal. The appraisal shall be performed by one appraiser if the parties are able to agree upon one appraiser. If the parties are unable to agree upon one appraiser, each party shall appoint an appraiser and the two appraisers shall select a third appraiser. Each appraiser selected shall be a member of the American Institute of Real Estate Appraisers (AIREA) with at least five (5) years of full-time commercial real estate appraisal experience in the Sunnyvale, California office/R&D/manufacturing rental market.

If only one appraiser is selected, that appraiser shall notify the parties in simple letter form of its determination of the amount equal to one hundred percent (100%) of the fair market Monthly Base Rent for the 328 Premises during the second option extension period within fifteen

(15) days following its selection. Said appraisal shall be binding on the parties as the appraised current fair market rent for the 328 Premises which shall be based upon what a willing tenant would pay and a willing landlord would accept at arm’s length for premises comparable to the 328 Premises in the vicinity of the 328 Premises of similar age, size, quality of construction and specifications (excluding the value of any improvements to the 328 Premises made at Lessee’s cost) for a lease of similar duration as the second option and taking into consideration that there will be no free rent, improvement allowance, or other concessions. If multiple appraisers are selected, each appraiser shall within ten (10) days of being selected make its determination of the amount equal to one hundred percent (100%) of the fair market rent for the 328 Premises in simple letter form. If two (2) or more of the appraisers agree on said amount, such agreement shall be binding upon the parties. If multiple appraisers are selected and two (2) appraisers are unable to agree on said amount, the amount equal to one hundred percent (100%) of the fair market rent for the 328 Premises shall be determined by taking the mean average of the appraisals; provided, that any high or low appraisal, differing from the middle appraisal by more than ten percent (10%) of the middle appraisal, shall be disregarded in calculating the average. Said initial Monthly Base Rent shall be adjusted annually on the anniversary of the commencement of the second option extension period in the manner determined by the appraiser or appraisers to be consistent with the then prevailing market practice, if any, for comparable space in the Sunnyvale, California office/R&D/manufacturing rental market.

If only one appraiser is selected, then each party shall pay one-half of the fees and expenses of that appraiser. If three appraisers are selected, each party shall bear the fees and expenses of the appraiser it selects and one-half of the fees and expenses of the third appraiser.

(e) Thereafter, provided that Lessee has previously given timely notice to Lessor of the exercise of the second option to extend the term, Lessor and Lessee shall execute an amendment to this Lease stating that the initial Monthly Base Rent for the 328 Premises during the second option extension period, and any annual adjustments thereto, if applicable, shall be in the amounts as determined by agreement of the parties or by appraisal if the parties did not agree upon the amount equal to one hundred percent (100%) of the fair market Monthly Base Rent pursuant to Paragraph (d) above.

(f) The options to extend granted to Lessee by this Paragraph 8 are granted for the personal benefit of Aerohive Networks Incorporated (“Aerohive”) only, and shall be exercisable only by Aerohive or by an assignee or sublessee referred to in Paragraph 22(g) as a “Permitted Affiliate.” Neither of said options to extend may be assigned or transferred by Aerohive to, or exercised by, any assignee or sublessee, except as provided in Paragraph 22(g).

9. Monthly Base Rent – 328 Gibraltar Building.

(a) Commencing on the Commencement Date of the initial term of this Lease of the 328 Premises and continuing thereafter during the initial term of the Lease of the 328 Premises, Lessee shall pay to Lessor in monthly installments in advance on the first day of each calendar month Monthly Base Rent, on a triple net basis, in lawful money of the United States without deduction or offset as follows:

Period	RSF	Rent/Mo./psf	Rent/Mo./NNN
March 1, 2011—June 30, 2011	16,232	$0.33	$5,356.56
July 1, 2011—October 31, 2011	16,232	$0.66	$10,713.12
November 1, 2011—February 28, 2012	16,232	$1.00	$16,232.00
March 1, 2012—November 30, 2012	16,232	$1.03	$16,718.96
December 1, 2012—November 30, 2013	16,232	$1.06	$17,205.92

(b) Lessor acknowledges the receipt from Lessee of the sum of Five Thousand Dollars ($5,000.00) on account of the Monthly Base Rent for the month of March 2011 for the 328 Premises. Monthly Base Rent for a partial calendar month shall be prorated on the bases of the actual number of days in such calendar month.

(c) Upon the execution and delivery of this Lease by Lessor and Lessee, Lessee shall pay to Lessor the sum of Thirty-four Thousand Ninety-four and Twelve Hundredths Dollars ($34,094.12) representing the amounts due and owing by Lessee to Lessor with respect to the 328 Premises as follows: Five Hundred Seventeen and Twenty-six Hundredths Dollars ($517.26), the balance due on the March 2011 Monthly Base Rent and management fee; Five Hundred Seventeen and Twenty-six Hundredths Dollars ($517.26), the balance due on the April 2011 Monthly Base Rent and management fee; Seventeen Thousand Two Hundred Five and Ninety-two Hundredths Dollars ($17,205.92), the 328 Premises security deposit; Twelve Thousand Six Hundred Twenty-one and Fifty-two Hundredths Dollars ($12,621.52), property taxes; and Three Thousand Two Hundred Thirty-two and Sixteen Hundredths Dollars ($3,232.16) allocation of insurance costs.

10. Additional Rent; Operating Expenses and Taxes.

(a) In addition to the Monthly Base Rent payable by Lessee pursuant to Paragraph 5(a) with respect to the 330 Premises, and pursuant to Paragraph 9(a) with respect to the 328 Premises, Lessee shall continue to pay to Lessor with respect to the 330 Premises and commencing on March 1, 2011 Lessee shall pay to Lessor with respect to the 328 Premises, and continuing thereafter during the initial term of the Lease of the 330 Premises and with respect to the 328 Premises, including option extension period(s) if exercised, as “Additional Rent,” the Operating Expenses and Property Taxes of the Property allocable to the 330 Premises and allocable to the 328 Premises as hereafter provided. Lessee shall pay 55.19% (19,996/36,228) of the Operating Expenses and Property Taxes allocable to the 330 Premises and 44.81% (16,232/36,228) of the Operating Expenses and Property Taxes allocable to the 328 Premises.

(b) “Operating Expenses” as used herein shall include all direct costs actually incurred by Lessor in the management, operation, maintenance, repair, and replacement of the Property (excluding any such expenses incurred with respect to or properly allocated to the 328 Building), including the cost of all maintenance, repairs, and restoration of the Property performed by Lessor pursuant to Paragraphs 19(b) and 19(c) hereof, determined in accordance with generally accepted accounting principles (unless expressly excluded by this Lease), including, but not limited to:

Personal property taxes related to the Property; any parking taxes or levies imposed on the Property in the future by any governmental agency; a management fee equal to three percent (3%) of the Monthly Base Rent for the 330 Building and the 328 Building payable by Lessee under this Lease; said management fee shall be payable to Lessor, any affiliate of Lessor, or an independent property manager selected by Lessor; water and sewer charges; waste disposal; insurance premiums for insurance coverages maintained by Lessor pursuant to Paragraph 16(b) hereof; license, permit, and inspection fees; all charges for electricity, heating, air conditioning, gas, and any other utilities (including, without limitation, any temporary or permanent utility surcharge or other exaction) except to the extent that such utilities are paid directly by Lessee pursuant to Paragraph 20(a); maintenance, repair, and replacement of the roof membrane; maintenance and replacement of floor and window coverings; repair, maintenance, and replacement of the heating, ventilating, air conditioning, mechanical and electrical systems, plumbing and sewage systems; landscaping, gardening, and tree trimming; glazing; repair, maintenance, cleaning, sweeping, striping, and resurfacing of the parking area; exterior lighting and parking lot lighting; supplies, materials, equipment and tools used in the maintenance of the Property; costs for accounting services incurred in the calculation of Operating Expenses and Taxes as defined herein; and the cost of capital expenditures for any improvements or changes to the 330 Building and the 328 Building which are required by laws, ordinances, or other governmental regulations adopted after the Commencement Date, or March 1, 2011 with respect to the 328 Building, for any items or capital expenditures voluntarily made by Lessor which are intended to have the effect of reducing Operating Expenses, or for any items or capital expenditures required because of Lessee’s specific use of the 330 Premises or the 328 Premises, or the 328 Building, respectively; provided, however, that with respect to capital improvements made to save Operating Expenses the amortization thereof shall not be at a rate greater than the actual savings in Operating Expenses; and provided further, that except for capital improvements to the 330 Building, or the Property required because of Lessee’s specific use of the 330 Premises or the 328 Premises the entire cost of which shall be paid by Lessee upon completion thereof, if Lessor voluntarily makes capital improvements or capital expenditures to the 330 Building or the 328 Building, or if Lessor is required to make such capital improvements or capital expenditures, Lessor shall amortize the cost of said improvements and expenditures (including insurance deductible amounts if the improvements damaged are repaired or reconstructed) over the useful life of said improvements (together with interest on the unamortized balance at the rate equal to the effective rate of interest actually charged to Lessor for its borrowings for capital expenditures, but in no event in excess of ten percent (10%) per annum) as an Operating Expense in accordance with generally accepted accounting principles. Operating Expenses shall also include any other expenses or charges, whether or not described herein, not specifically excluded by other provisions of this Lease, which in accordance with generally accepted accounting principles would be considered an expense of managing, operating, maintaining, and repairing the 330 Premises or the 328 Premises, as applicable. Operating Expenses and Taxes allocable to the 330 Premises or the 328 Premises shall be payable by Lessee to Lessor in the percentages referred to in Paragraph 10(a) above during the term of this Lease of the 330 Premises and the 328 Premises, respectively.

(c) Real property taxes and assessments levied or assessed against the Property, during the term of this Lease are referred to herein as “Taxes.”

As used herein, “Taxes” shall mean:

(1) all real estate taxes, assessments and any other taxes levied or assessed against the Property, including the Land, the 330 Building, the 328 Building, and all improvements located thereon, and including any increase in Taxes resulting from a reassessment following any transfer of ownership of the Property or any interest therein or following any improvements to the Property; and

(2) all other taxes which may be levied in lieu of real estate taxes, assessments, and other fees, charges, and levies, general and special, ordinary and extraordinary, unforeseen as well as foreseen, of any kind and nature by any authority having the direct or indirect power to tax, including without limitation any governmental authority or any improvement or other district or division thereof, for public improvements, services, or benefits which are assessed, levied, confirmed, imposed, or become a lien (1) upon the Property, and/or any legal or equitable interest of Lessor in any part thereof; or (2) upon this transaction or any document to which Lessee is a party creating or transferring any interest in the Property; and (3) any tax or excise, however described, imposed in addition to, or in substitution partially or totally of, any tax previously included within the definition of “Taxes” or any tax the nature of which was previously included in the definition “Taxes.”

Not included within the definition of “Taxes” are any net income, profits, transfer, franchise, estate, gift, rental income, or inheritance taxes imposed by any governmental authority. “Taxes” also shall not include penalties or interest charges assessed on delinquent Taxes provided that Lessee has paid Lessee’s Share of the Taxes assessed against the 328 Premises and the 330 Premises when due.

With respect to any assessments which may be levied against or upon the Property, or the Land, which under Applicable Laws then in force may be evidenced by improvement or other bonds, or may be paid in annual installments, only the amount of such annual installment (with appropriate proration of any partial year) and statutory interest shall be included within the computation of the annual Taxes levied against the Property.

(d) Notwithstanding anything in Paragraphs 10(b) or 10(c) to the contrary, the following costs (“Costs”) shall be excluded from the definition of Operating Expenses:

(1) Costs occasioned by the act, omission or violation of law by Lessor, or its respective agents, employees, or contractors;

(2) Costs for which Lessor receives reimbursement from others, including reimbursement from insurance; Lessor shall exercise commercially reasonable efforts to collect such amounts;

(3) Interest, charges, fees, ground rent, and similar carrying costs incurred on debt or payments on any deed of trust, ground lease, or security agreement on the Property of which Lessor is trustor, lessee, or debtor;

(4) Costs incurred in repairing, maintaining or replacing any structural elements of the 330 Building and the 328 Building for which Lessor is responsible pursuant to Paragraph 19(a) hereof;

(5) Any wages, bonuses or other compensation of employees of Lessor, including fringe benefits, or any fee, office overhead, general and administrative expenses, or accounting charges paid to Lessor or its affiliates for management and administration of the Property in excess of the management fee referred to in Paragraph 10(b);

(6) Costs in the nature of depreciation, amortization or other expense reserves;

(7) Leasing expenses and broker commissions payable by Lessor;

(8) Costs incurred as a result of casualties or by the exercise of the power of eminent domain;

(9) Costs which are properly capitalized under generally accepted accounting principles, except to the extent those costs (including interest thereon) are incurred with respect to the 330 Premises after the Commencement Date of the initial term of the Lease of the 330 Premises specified in the Original Lease, or with respect to the 328 Premises after the Commencement Date of the term of the 328 Premises specified in this Lease of the 328 Premises, and such costs are amortized on a straight line basis over the useful life of the capital item in question, determined in accordance with Paragraph 10(b) above;

(10) Costs incurred in connection with containing, removing, or otherwise remediating any Hazardous Materials as defined in Paragraph 14(a), except to the extent caused by the release or emission of the Hazardous Materials in question by Lessee or its employees, agents, contractors, sublessees, successors or assigns;

(11) With respect to the 330 Premises costs to correct any construction defect, building code or other violation, or to comply with any covenant, condition, restriction, underwriter’s requirement or Applicable Laws existing or in effect on or before the Commencement Date of the Lease of the 330 Building specified in the Original Lease, or with respect to the 328 Premises any such costs relating to matters existing on or before the Commencement Date of the initial term of the Lease of the 328 Premises specified in this Lease;

(12) Insurance costs for coverages not customarily paid by tenants of comparable premises in the Sunnyvale, California office/R&D/manufacturing rental market (unless such coverages are required by Lessor’s mortgage lender);

(13) Attorneys’ fees, costs, disbursements, and other expenses incurred in connection with negotiations or disputes with tenants other than Lessee, or in connection with leasing, renovating or improving space for tenants or other occupants or in connection with the financing or refinancing of the Property or otherwise in connection with Lessor’s business, except that there shall not be excluded from Operating Expenses attorneys’ fees and costs paid by Lessor to Lessor’s property tax consultant or counsel employed to contest any property tax assessment levied against the Property or to secure a reduction of the property taxes assessed against the Property, provided that Lessee shall receive credit against future Taxes for any refund received; and

(14) Costs which could properly be capitalized under generally accepted accounting principles, except to the extent amortized over the useful life of the capital item in question as set forth in Paragraph 10(b) above.

Lessor shall at all times use its best efforts to operate the Property in an economically reasonable manner at costs not disproportionately higher than those experienced by other comparable premises in the market area in which the Property is located.

(e) Lessor shall submit invoices to Lessee for payment by Lessee of Operating Expenses and Taxes of the 328 Premises and the 330 Premises on a current basis as the obligations for Operating Expenses and Taxes are incurred by Lessor and become due and payable. Said invoices shall be due and payable by Lessee to Lessor as Additional Rent on the first day of the calendar month after receipt together with the Monthly Base Rent then due. Failure of Lessee to pay any Additional Rent within the time periods referred to in Paragraph 11(b) shall subject Lessee to late charges and interest charges in accordance with Paragraph 11(b).

(f) Lessee or its accountants shall have the right to inspect and audit Lessor’s books and records with respect to this Lease at Lessor’s offices once each calendar year to verify actual Operating Expenses and/or Taxes. Lessor’s books and records shall be kept in accordance with generally accepted accounting principles. If Lessee’s audit of the Operating Expenses and/or Taxes for any year reveals a net overcharge of more than five percent (5%), Lessor promptly shall reimburse Lessee for the cost of the audit; otherwise Lessee shall bear the cost of Lessee’s audit. Any net overcharge shall be credited against Operating Expenses next due from Lessee hereunder, or shall be refunded to Lessee without interest, if the net overcharge exceeds Operating Expenses payable by Lessee.

(g) Notwithstanding the expiration or termination of this Lease, within thirty (30) days after receipt by Lessee of an invoice from Lessor for any Operating Expenses or Taxes payable by Lessee for the 328 Premises or the 330 Premises for the calendar year in which the term of the Lease of the 328 Premises or the 330 Premises expires or terminates, Lessee shall pay to Lessor any such amount due as shown on such invoice. Lessee’s obligations under this subparagraph (g) shall survive the expiration or termination of this Lease.

11. Payment of Rent.

(a) All rent shall be due and payable by Lessee in lawful money of the United States of America at the address of Lessor set forth in Paragraph 29, “Notices,” without deduction or offset and without prior demand or notice, unless otherwise specified herein. Monthly Base Rent shall be payable monthly, in advance, on the first (1st) day of each calendar month during the term of this Lease (except that the Monthly Base Rent for the 328 Premises for the first month of the term of the Lease of the 328 Premises shall be paid by Lessee upon the execution and delivery of this Lease by Lessor and Lessee pursuant to Paragraph 9(b) hereof). Lessee’s obligation to pay Operating Expenses and Taxes with respect to the 330 Premises commenced on September 1, 2010 pursuant to the terms of the Original Lease and shall continue during the term of the Lease of the 330 Premises, including any options to extend exercised by Lessee in a timely manner, as billed by Lessor, and shall be payable in accordance with Paragraph 10(e). Lessee’s obligation to pay the Operating Expenses and Taxes of the Property during the term of the Lease of the 330 Premises, including any options to extend exercised by Lessee in a timely manner, as billed by Lessor, and shall be payable in accordance with Paragraph 10(e). Lessee’s obligation to pay the Operating Expenses and Taxes of the Property with respect to the 328 Premises shall commence on March 1, 2011, and shall continue thereafter during the term of the Lease of the 328 Premises, as billed by Lessor and shall be payable in accordance with Paragraph 10(e). The term “rent” as used in this Lease shall include all sums payable by Lessee hereunder.

(b) If any installment of Monthly Base Rent, Additional Rent or any other sum due from Lessee is not received by Lessor within five (5) days after receipt by Lessee from Lessor of a written notice that the same is past-due, Lessee shall pay to Lessor an additional sum equal to five percent (5%) of the amount overdue as a late charge. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Lessor will incur by reason of the late payment by Lessee. Acceptance of any late charge shall not constitute a waiver of Lessee’s default with respect to the overdue amount. Any amount not paid within ten (10) days after Lessee’s receipt of written notice that such amount is past-due shall bear interest from the date due until paid at the lesser rate of (1) ten percent (10%) per annum, or (2) the maximum rate allowed by law (the “Interest Rate”) in addition to the late payment charge.

Initials: Lessor HB                             Lessee GF

12. Security Deposits.

(a) Pursuant to Paragraph 8 of the Original Lease which Paragraph is hereby incorporated by reference in this Lease, Lessee paid to Lessor the sum of Seventy-nine Thousand Nine Hundred Eighty-four Dollars ($79,984.00) as the Security Deposit with respect to the 330 Premises which Lessor holds as security for Lessee’s faithful performance of Lessee’s obligations with respect to the Lease of the 330 Premises.

(b) Concurrently with the execution and delivery of this Lease by Lessor and Lessee, Lessee shall pay to Lessor the sum of Seventeen Thousand Two Hundred Five and Ninety-two Hundredths Dollars ($17,205.92) in cash (the “328 Premises Security Deposit”), as security for Lessee’s faithful performance of Lessee’s obligations under the Lease of the 328 Premises, including, but not limited to, the payment of rent when due, the repair of any damage to the 328 Premises caused by Lessee, and the surrender of the 328 Premises to Lessor on the expiration or sooner termination of the term of the Lease of the 328 Premises, in a clean condition, and otherwise in the condition required by Paragraph 19(f). If Lessee fails to pay Monthly Base Rent or Additional Rent or any other charges due hereunder within applicable notice and cure periods, or if Lessee fails to surrender possession of the 328 Premises on the expiration date or earlier termination date of the term of the Lease of the 328 Premises in the condition required by Paragraph 19(f), or if there is an Event of Default by Lessee under the Lease of the 328 Premises (as defined in Paragraph 27), Lessor may use, apply or retain all or any portion of the 328 Premises Security Deposit to the extent reasonably necessary to cure the breach, for the payment of any amount due Lessor, and to reimburse or compensate Lessor for any liability, cost, expense, loss or damage (including attorneys’ fees) which Lessor may suffer or incur by reason thereof. If Lessor uses or applies all or any portion of the 328 Premises Security Deposit, Lessee shall within ten (10) days after written request therefor deposit with Lessor a sufficient amount to restore the Security Deposit.

Provided that no Event of Default by Lessee under the Lease of the 330 Premises then remains uncured on March 31, 2012, (the end of the nineteenth (19th) month of the initial term of the Lease of the 330 Premises), Lessor shall refund the sum of Thirty-nine Thousand Nine Hundred Ninety-two Dollars ($39,992.00) to Lessee, reducing the Security Deposit for the 330 Premises to Thirty-nine Thousand Nine Hundred Ninety-two Dollars ($39,992.00).

Provided that no Event of Default by Lessee under the Lease of the 328 Premises then remains uncured on March 31, 2012 Lessor shall refund the sum of Eight Thousand Six Hundred Two and Ninety-six Hundredths Dollars ($8,602.96) to Lessee reducing the Security Deposit for the 328 Premises to Eight Thousand Six Hundred Two and Ninety-six Hundredths Dollars ($8,602.96).

(c) Lessor shall, within thirty (30) days after the expiration or earlier termination of the term hereof, and provided Lessee has vacated the 328 Premises and the 330 Premises and surrendered the 328 Premises and the 330 Premises to Lessor in the condition required by Paragraph 19(f), return to Lessee (or, at Lessor’s option, to the last assignee, if any, of Lessee’s interest herein), that portion of the balance of the Security Deposits for the 330 Premises and for the 328 Premises not used or applied by Lessor in accordance with Paragraph 8 of the Original Lease with respect to the 330 Premises or in accordance with this Paragraph 12 with respect to the 328 Premises. No part of the Security Deposit for the 330 Premises or the 328 Premises shall be considered to be held in trust, to bear interest or other increment for its use, or to be prepayment for any sum payable by Lessee under this Lease or under the Original Lease. Lessee waives California Civil Code Section 1950.7 and any and all other laws, rules and regulations applicable to security deposits in the lease of commercial property (“Security Deposit Laws”) to the extent they attempt to limit or restrict the uses for which Lessor may apply said Security Deposits or the period to which Lessor may apply the 328 Premises Security Deposit, or the 330 Premises Security Deposit, to rent due prior to the termination of Lessee’s right to possession of the 328 Premises or the 330 Premises, notwithstanding the surrender of possession by Lessee. Notwithstanding anything to the contrary herein or in the Security Deposit Laws, said Security Deposits may be retained and applied by Lessor (1) to offset rent which is unpaid either before or after termination of this Lease, and (2) against other damages suffered by Lessor as a result of any Event of Default (as defined in Paragraph 27) by Lessee before or after termination of this Lease.

13. Use. Lessee may use and occupy the 328 Premises and the 330 Premises for general offices, research and development, light assembly, testing, and storage of Lessee’s products, and related legal uses, and for no other use or purpose without Lessor’s prior written consent. Notwithstanding the foregoing, use of the 328 Premises or the 330 Premises for the manufacture of integrated circuits is expressly prohibited. Any use of the 328 Premises or the 330 Premises by any sublessee or assignee pursuant to Paragraph 22 shall comply with the provisions of this Paragraph 13.

14. Environmental Matters.

(a) The term “Hazardous Materials” as used in this Lease shall include any substance defined as a “hazardous substance,” “toxic substance,” “industrial process waste,” or “special waste” in any Environmental Laws as hereafter defined. Hazardous Materials shall include, but not be limited to, petroleum, gasoline, natural gas, natural gas liquids, liquefied natural gas, synthetic gas, cryogenic fluids, and/or crude oil or any products, by-products or fractions thereof.

(b) Lessee shall not engage in any activity in or on the 328 Premises, the 330 Premises, or the balance of the Property which constitutes a Reportable Use of Hazardous Materials without the express prior written consent of Lessor and timely compliance (at Lessee’s expense) with all Environmental Laws. “Reportable Use” shall mean (1) the installation or use of any above or below ground storage tank, (2) the generation, possession, storage, use, transportation, or disposal of Hazardous Materials that require a permit from, or with respect to which a report, notice, registration or business plan is required to be filed with, any governmental authority, and/or (3) the presence at the 328 Premises, the 330 Premises, or the Property of Hazardous Materials with respect to which any Environmental Law requires that a notice be given to persons entering or occupying the 328 Premises, the 330 Premises, or the Property, or neighboring properties. Notwithstanding the foregoing, Lessee may use Hazardous Materials in the 328 Premises and the 330 Premises (A) that are ordinary and customary office supplies and cleaning materials; or (B) that are required for the conduct of Lessee’s business and are listed on Exhibit “E” attached hereto and incorporated by reference herein, provided that none of such Hazardous Materials listed on Exhibit “E” require that Lessee obtain a conditional use permit from the City of Sunnyvale for the storage and use thereof by Lessee on the 328 Premises or the 330 Premises; or (C) that are approved in writing by Lessor hereafter, which approval as to Hazardous Materials required for the conduct of Lessee’s business shall not be unreasonably withheld so long as Lessee provides Lessor with written assurances reasonably acceptable to Lessor that the storage, handling, use, disposal, and transportation of such Hazardous Materials in quantities proposed to be stored on the 328 Premises or the 330 Premises and used by Lessee will not require that Lessee obtain a conditional use permit from the City of Sunnyvale and will not contaminate the Property or expose the occupants of the Property or neighboring properties or businesses to risk of harm, and so long as all such uses referred to in clauses (1), (2), and (3) above are in compliance with all Environmental Laws, and do not expose the 328 Premises or the 330 Premises, or the Property, or neighboring property or businesses to any unusual or atypical risk of contamination or damage or expose Lessor to any liability therefor. In addition, Lessor may condition its consent to any Reportable Use upon receiving such additional assurances as Lessor reasonably deems necessary to protect itself, the public, the 328 Premises, the 330 Premises, the Property, and/or the environment against damage, contamination, injury and/or liability, including, but not limited to, the installation (and removal on or before Lease expiration or termination) of any protective modifications installed by Lessee (such as concrete encasements).

(c) “Environmental Laws” shall mean and include any Federal, State, or local statute, law, ordinance, code, rule, regulation, order, or decree regulating, relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic, or dangerous waste, substance, element, compound, mixture or material, as now or at any time hereafter in effect including, without limitation, California Health and Safety Code §§25100 et seq., §§25300 et seq., Sections 25281(f) and 25501 of the California Health and Safety Code, Section 13050 of the Water Code, the Federal Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §§9601 et seq. (“CERCLA”), the Superfund Amendments and Reauthorization Act, 42 U.S.C. §§9601 et seq., the Federal Toxic Substances Control Act, 15 U.S.C. §§2601 et seq., the Federal Resource Conservation and Recovery Act as amended, 42 U.S.C. §§6901 et seq., the Federal Hazardous Material Transportation Act, 49 U.S.C. §§1801 et seq., the Federal Clean Air Act, 42 U.S.C. §7401 et seq., the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq., the Rivers and Harbors Act of 1899, 33 U.S.C. §§401 et seq., and all rules and regulations of the EPA, the California Environmental Protection Agency, or any other state or federal department, board or any other agency or governmental board or entity having jurisdiction over the environment, as any of the foregoing have been, or are hereafter amended.

(d) If Lessee knows, or has reasonable cause to believe, that Lessee or its agents, employees or contractors have released Hazardous Materials in, on, under or about the 328 Premises, the 330 Premises, or the Property, other than as previously consented to by Lessor, Lessee shall immediately give written notice of such fact to Lessor and deliver to Lessor a copy of any report, notice, claim or other documentation which Lessee has received concerning the presence of such Hazardous Materials.

(e) Lessee and Lessee’s agents, employees, and contractors shall not cause any Hazardous Materials to be discharged into the plumbing or sewage system of the 328 Building or the 330 Building, or into or onto the Land underlying or adjacent to the 328 Building or the 330 Building in violation of any Environmental Laws. Lessee shall promptly, at Lessee’s expense, take all investigatory and/or remedial action reasonably recommended, whether or not formally ordered or required, (1) for the cleanup of any contamination released or emitted in violation of Environmental Laws or the terms of this Lease by Lessee or by any of Lessee’s employees, agents, contractors, or sublessees, and (2) for the maintenance, security and/or monitoring (to the extent required by Environmental Laws) of the 328 Premises and the 330 Premises, and the Property, or neighboring properties if such contamination is caused by a release or emission of any Hazardous Materials by Lessee or by any of Lessee’s employees, agents, contractors, or sublessees.

(f) Lessee shall indemnify, defend and hold Lessor and its managers, members, agents, employees, and lenders and the 328 Premises, the 330 Premises, and the Property harmless from any and all claims, damages, fines, judgments, penalties, costs, liabilities or losses (including, without limitation, any and all sums paid or payable for settlement of claims, attorneys’ fees, consultants’ and experts’ fees) arising during or after the term of this Lease out of or involving the release of any Hazardous Materials brought onto the 328 Premises, the 330 Premises, or the Property by Lessee or by any of Lessee’s employees, agents, contractors, invitees, sublessees, successors or assigns, collectively, “Lessee Parties.” Lessee’s obligations under this Paragraph 14(f) shall include, but not be limited to, the effects of any contamination or injury to person, property or the environment caused by Lessee or any Lessee Parties, and the cost of investigation (including consultants’ and attorneys’ fees and testing), removal, remediation, restoration and/or abatement thereof, or of any contamination therein involved, as required by Environmental Laws. The foregoing indemnity obligations of Lessee shall survive the expiration or earlier termination of this Lease with respect to the 328 Premises, the 330 Premises, or both the 328 Premises and the 330 Premises and the Property. No termination, cancellation or release agreement entered into by Lessor and Lessee shall release Lessee from its obligations under this Lease with respect to Hazardous Materials, unless specifically so agreed by Lessor in writing at the time of such agreement.

(g) To the best of the actual knowledge of Harold Balzer, President of the Managing Member of Lessor, with no duty of investigation, (a) no Hazardous Material is present on the Property or the soil, surface water or groundwater thereof, (b) no underground storage tanks are present on the Property, and (c) no action, proceeding or claim is pending or threatened regarding the Property concerning any Hazardous Material or pursuant to any Environmental Law.

(h) The provisions of this Paragraph 14, including, but not limited to, the indemnity in Paragraph 14(f), shall survive the expiration or earlier termination of the term of this Lease with respect to the 328 Premises, the 330 Premises, and the Property.

15. Taxes on Lessee’s Property. Lessee shall pay before delinquency any and all taxes, assessments, license fees, and public charges levied, assessed, or imposed and which become payable during the term and any extension thereof upon Lessee’s equipment, fixtures, furniture, and personal property installed in or located on the 328 Premises or the 330 Premises.

16. Insurance.

(a) Lessee shall, at Lessee’s sole cost and expense, (1) continue to provide with respect to the 330 Premises during the term of the Lease of the 330 Premises and (2) provide and keep in force commencing on the Commencement Date of the term of the Lease of the 328 Premises, and continuing during the term of the Lease of the 328 Premises, a commercial general liability insurance policy with a recognized casualty insurance company qualified to do business in California, insuring against any and all liability occasioned by any occurrence in, on, about, or related to the Property, the 328 Premises, or the 330 Premises, or arising out of the condition, use, occupancy, alteration or maintenance of the 328 Premises, the 330 Premises, or the Property, having a combined single limit for both bodily injury and property damage in an amount not less than Two Million Dollars ($2,000,000.00) per occurrence. Lessee’s liability insurance policy shall contain cross liability endorsements, shall contain contractual liability coverage (including Lessee’s indemnity obligation in Paragraph 17(a)) and shall include Lessor and W.F. Batton Management Company, Lessor’s property manager, as additional insureds. All such insurance carried by Lessee shall be carried with companies that have a general policyholder’s rating of not less than “A” and a financial rating of not less than Class “X” in the most current edition of Best’s Insurance Reports; shall provide that such policies shall not be subject to cancellation except after at least thirty (30) days’ prior written notice to Lessor; and shall be primary and not contributory. Upon renewal of such policies prior to the expiration of the term of such coverage, Lessee shall deliver to Lessor certificates of insurance confirming such coverage, together with evidence of the payment of the premiums therefor. If Lessee fails to procure and maintain the insurance required hereunder within five (5) days after receipt by Lessee of written notice from Lessor, Lessor may, but shall not be required to, order such insurance at Lessee’s expense and Lessee shall reimburse Lessor upon demand for all costs incurred by Lessor with respect thereto. Lessee’s reimbursement to Lessor for such amounts shall be deemed Additional Rent, and shall include all sums disbursed, incurred or deposited by Lessor, including Lessor’s costs, expenses, and reasonable attorneys’ fees, with interest thereon at the Interest Rate.

Lessee shall not be required to carry earthquake or flood insurance on Lessee’s personal property, fixtures, equipment, or other property of Lessee in the 328 Building or the 330 Building or any alterations or improvements required to be insured against by Lessee under this Lease.

(b) Subject to the provisions of Paragraphs 10(a), 10(b), and 10(d), Lessor shall obtain and carry in Lessor’s name, as insured, during the term of this Lease, “all risk” property insurance coverage in an amount equal to the full replacement cost of the 328 Building, the 330 Building, and any other Improvements on the Property (with rental loss insurance coverage for a period of one year) (“Lessor’s property insurance”), commercial general liability insurance, and insurance against such other risks or casualties as Lessor shall reasonably determine, including, but not limited to, insurance coverages required of Lessor by the beneficiary of any deed of trust which encumbers the Property (including earthquake, flood, and terrorism insurance coverage, but only if required by Lessor’s lender), insuring Lessor’s interest in the Property, any other Improvements to the Property constructed by Lessor, or by Lessee with Lessor’s prior written approval, in an amount not less than the full replacement cost of the 328 Building, the 330 Building, and all other Improvements on the Property from time to time. The proceeds of any such insurance shall be payable solely to Lessor and Lessee shall have no right or interest therein. Lessor shall have no obligation to insure against loss by Lessee to Lessee’s equipment, furniture, fixtures, inventory, or other personal property of Lessee in, on, or about the 328 Premises or the 330 Premises occurring from any cause whatsoever. Lessor’s commercial general liability insurance shall provide for contractual liability coverage of Lessor’s indemnity referred to in Paragraph 17(b).

(c) Notwithstanding anything to the contrary contained in this Lease, the parties release each other, and their respective authorized representatives, employees, officers, directors, shareholders, managers, members, assignees, subtenants, and property managers, from any claims for damage to the Property and to the fixtures, personal property, leasehold improvements and alterations of either Lessor or Lessee in or on the Property that are caused by or result from risks required by this Lease to be insured against or actually insured against under any property insurance policies carried by the parties and in force at the time of any such damage, whichever is greater. This waiver applies whether or not the loss is due to the negligent acts or omissions of Lessor or Lessee or their respective authorized representatives, shareholders, managers, members, assignees, subtenants, successors, officers, directors, employees, agents, contractors, or invitees. All of Lessor’s and Lessee’s repair and indemnity obligations under this Lease shall be subject to the waiver contained in this Paragraph 12(c).

(d) Each party shall cause each property insurance policy obtained by it to provide that the insurance company waives all right of recovery by way of subrogation against either party in connection with the above waiver and any damage covered by any policy; provided, however, that such provision or endorsement shall not be required if the applicable policy of insurance permits the named insured to waive rights of subrogation on a blanket basis, in which case the blanket waiver shall be acceptable. Neither party shall be liable to the other for any property loss or damage caused by fire, or any of the risks insured against (or required to be insured against) under any property insurance policy carried pursuant to this Lease.

17. Indemnification.

(a) Subject to Paragraphs 16(c) and 16(d), Lessee shall indemnify, defend, and hold Lessor harmless from all claims, suits, actions, or liabilities for personal injury, death or for loss or damage to property (1) that arise from any activity, work, or thing done or permitted by Lessee in or about the Property, (2) for bodily injury or damage to property which arises in or about the Property to the extent the injury or damage to property results from the negligent acts or omissions of Lessee, its employees, agents, or contractors, or (3) that are based on any Event of Default (as defined in Paragraph 23) by Lessee in the performance of any obligation on Lessee’s part to be performed under this Lease, except to the extent caused by the gross negligence or willful misconduct of Lessor or its employees, agents, or contractors, or caused by a breach by Lessor of its obligations under this Lease. Lessee also waives all claims against Lessor for damages to property, or to goods, wares, and merchandise stored in, upon, or about the 328 Premises, the 330 Premises, or the Property, and for injuries to persons in, upon, or about the 328 Premises, the 330 Premises, or the Property from any cause arising at any time, unless caused by the gross negligence or willful misconduct of Lessor or its employees, agents or contractors, or by the breach by Lessor of its obligations under this Lease.

(b) Subject to Paragraphs 12(c) and 12(d), Lessor shall indemnify, defend, and hold Lessee harmless from all claims for personal injury, death or for loss or damage to property (1) that arise from bodily injury or damage to property in or about the Property to the extent the injury or damage to property results from the gross negligence or willful misconduct of Lessor, its employees, agents or contractors, or (2) that are based on any breach or default by Lessor in the performance of any obligation on Lessor’s part to be performed under this Lease, except to the extent caused by the negligence or willful misconduct of Lessee or its employees, agents or contractors or a breach by Lessee of its obligations under this Lease.

(c) The foregoing indemnities by Lessee and Lessor shall also include reasonable costs, expenses and attorneys’ fees incurred in connection with any indemnified claim or incurred by the indemnitee in successfully establishing the right to indemnity. The indemnitor shall have the right to assume the defense of any claim subject to the foregoing indemnities with counsel reasonably satisfactory to the indemnitee. The indemnitee agrees to cooperate fully with the indemnitor and its counsel in any matter where the indemnitor elects to defend, provided the indemnitor shall promptly reimburse the indemnitee for reasonable costs and expenses incurred in connection with its duty to cooperate.

Performance of the foregoing indemnities are conditioned upon the indemnitee providing reasonably prompt notice to the indemnitor of any claim or occurrence that is likely to give rise to a claim, suit, action or liability that will fall within the scope of the foregoing indemnities, along with sufficient details that will enable the indemnitor to make a reasonable investigation of the claim.

When the claim is caused by the joint negligence or willful misconduct of Lessee and Lessor or by the indemnitor party and a third party unrelated to the indemnitor party (except indemnitor’s agents, officers, employees or invitees), the indemnitor’s duty to indemnify and defend shall be proportionate to the indemnitor’s allocable share of joint negligence or willful misconduct.

(d) Notwithstanding anything to the contrary contained herein, neither party shall be liable to the other, or to any of the employees, agents, contractors, or invitees of the other for any damage because of any act or negligence of any owner or occupant of adjoining or contiguous property, nor shall Lessor be liable to Lessee for overflow, breakage, or leakage of water, steam, gas, or electricity from pipes, wires, or otherwise in the 328 Building or the 330 Building.

18. Tenant Improvement Work – 328 Gibraltar Building.

(a) Lessee hereby acknowledges that Lessor has completed in a satisfactory manner all of the Lessor’s Tenant Improvement Work in the 330 Gibraltar Building required by Paragraph 14 of the Original Lease and shown on Lessor’s Tenant Improvement Work in the 330 Gibraltar Building Exhibit “B-2”, of the Original Lease.

(b) Subject to Paragraph 18(c), Lessor shall cause the tenant improvements shown on the 328 Gibraltar Building Plan attached hereto as Exhibit “D-1,” and described on Exhibit “D-2” attached hereto, and incorporated by reference herein (“328 Gibraltar Building Tenant Improvement Work”) to be constructed and installed in the 328 Building. Lessor shall use Lessor’s good faith diligent efforts to cause the 328 Gibraltar Building Tenant Improvement Work to be substantially completed within thirty (30) days after the occurrence of all of the following: (1) the execution and delivery of this Lease by the parties; (2) Lessor and Lessee have approved in writing Exhibits “D-1” and “D-2,” and any amendment to Exhibit “B-2” with respect to tenant improvements to the 330 Building, if applicable, and said Exhibits, and amendment, if applicable, have been attached to this Lease; and (3) Lessor and Lessee have approved in writing the guaranteed maximum cost (“Guaranteed Maximum Cost”) of the 328 Gibraltar Building Tenant Improvement Work specified in the construction contract signed by Lessor and the general contractor who shall perform the work. The 328 Gibraltar Building Tenant Improvement Work shall be constructed and installed in accordance with the 328 Gibraltar Building Plan attached hereto as Exhibit “D-1” and the description of the 328 Gibraltar Building Tenant Improvement Work on Exhibit “D-2” attached hereto, (and any amendment to Exhibit “B-2”, if applicable). Upon completion of the plans and specifications for the 328 Gibraltar Building Tenant Improvement Work (and for the 330 Gibraltar Building, if applicable), and prior to commencing construction of the work, Lessor and Lessee shall approve in writing the amount of the Guaranteed Maximum Cost of the work included in the construction contract between Lessor and the general contractor who shall perform the work Lessee shall approve or disapprove of such Guaranteed Maximum Cost within five (5) days after receipt by Lessee of written notice from Lessor of said amount. If Lessee disapproves of the Guaranteed Maximum Cost, Lessor and Lessee shall mutually cooperate in good faith to revise and reach agreement in writing on the scope of the work and on revisions to Exhibits “D-1” and “D-2,” and “B-2”, as applicable, necessary to reach agreement on the Guaranteed Maximum Cost. Any additional tenant improvement work requested by Lessee that is approved in writing by Lessor, the cost of which exceeds Lessor’s Tenant Improvement Allowance (unless the excess cost is incurred to comply with Applicable Laws including ADA), shall be constructed by Lessor’s general contractor at Lessee’s expense and shall be added by a change order signed by Lessor and Lessee to the Guaranteed Maximum Cost previously approved by Lessor and Lessee. Lessor shall perform the 328 Gibraltar Building Tenant Improvement Work and the 330 Gibraltar Building Tenant Improvement Work, in a manner that will minimize interference with Lessee’s use of the 328 Premises, provided that Lessor shall not be required to incur the cost of overtime labor or premium time in order to minimize such interference.

(c) Notwithstanding the provisions of Paragraph 18(b), (1) subject to the provisions of Paragraph 18(h) below, Lessor shall not be obligated to pay more than Thirty Thousand Dollars ($30,000.00) (“Lessor’s Tenant Improvement Allowance”) of the cost of the 328 Gibraltar Building Tenant Improvement Work regardless of the total cost of such work; (2) Lessee shall pay the balance of the cost of such work that exceeds Thirty Thousand Dollars ($30,000.00), if any, but not to exceed the Guaranteed Maximum Cost of the 328 Gibraltar Building Tenant Improvement Work specified in the construction contract with the general contractor which was approved in writing by Lessor and Lessee. Subject to the foregoing, Lessor and Lessee shall approve the 328 Gibraltar Building Plan and the description of the work on Exhibit “D-1 and “D-2” respectively, (and the amendment to Exhibit “B-2”, if applicable) that are to be attached hereto. Lessor agrees that upon Lessee’s request, and subject to Lessor’s approval of the work, Lessor’s TI Allowance can be used for TIs in either the 328 and/or the 330 Building.

(d) The 328 Gibraltar Building Tenant Improvement Work shall be performed by a general contractor selected by Lessor pursuant to a Guaranteed Maximum Cost construction contract between Lessor and the contractor describing such Tenant Improvement Work to be constructed and installed in the 328 Premises, the cost thereof, and the scheduled completion date, and shall include a standard one (1) year warranty by the contractor against defects in workmanship or materials.

(e) Lessor shall cause the 328 Gibraltar Building Tenant Improvement Work to be performed in accordance with all Applicable Laws, in a good and workmanlike manner, free of defects in workmanship or materials, and using new materials and equipment of good quality. Lessor shall cause Lessor’s contractor to correct at the contractor’s expense any defects in workmanship or materials in any of said Tenant Improvement Work noted by either Lessee or Lessor within one (1) year after substantial completion of said Tenant Improvement Work, provided that Lessee gives written notice to Lessor specifying any such defects within eleven (11) months after the substantial completion of such work. Any needed repairs in the 328 Premises to the Tenant Improvement Work noted by Lessee or Lessor thereafter shall be performed by Lessor and included in the Operating Expenses of the 328 Premises if properly included therein pursuant to Paragraph 10, if the nature of such repairs is that they fall under Lessor’s maintenance and repair obligations, otherwise such repairs shall be made by Lessor at Lessee’s expense. In addition, Lessor and Lessee shall conduct a “punch list” inspection of the Lessor’s Tenant Improvement Work in the 328 Premises within fifteen (15) days following the substantial completion of such work. Lessor shall require the general contractor to repair promptly any such “punch list” items at the general contractor’s sole cost and expense.

(f) Lessor shall cause the 328 Building to be in the condition required by Paragraph 7(c), including the compliance of the 328 Building with the Americans With Disabilities Act (ADA), prior to the date the 328 Premises are substantially occupied by Lessee’s employees pursuant to this Lease.

(g) Subject to the performance by Lessor of Lessor’s obligations under this Paragraph 18 and Paragraph 19(a), Lessee waives all rights to make repairs the expense of Lessor, or to deduct the costs thereof from the rent, and Lessee waives all rights under Sections 1941 and 1942 of the Civil Code of the State of California.

(h) Notwithstanding anything to the contrary herein, Lessor’s Tenant Improvement Allowance shall not be used for, and Lessor shall perform and pay for (and Lessee shall have no responsibility for) the following: (a) costs for improvements which are not shown on or described on Exhibit “D-1” the final 328 Gibraltar Building Plan approved in writing by Lessee and Lessor, unless such costs are subsequently approved by Lessee and Lessor in writing; (b) costs incurred due to the presence of Hazardous Materials in the 328 Premises or the surrounding area; (c) attorneys’ fees incurred in connection with negotiation of construction contracts, and attorneys’ fees, experts’ fees and other costs in connection with disputes with third parties; (d) interest and other costs of financing construction costs; (e) costs incurred as a consequence of delay (unless the delay is caused by Lessee), construction defects or default by a contractor; (f) costs recoverable by Lessor upon account of warranties and insurance; (g) restoration costs in excess of insurance proceeds as a consequence of casualties; (h) penalties and late charges attributable to Lessor’s failure to pay construction costs; (i) costs to bring the 328 Premises or the 330 Premises into compliance with

Applicable Laws, including, without limitation, the Americans with Disabilities Act,), and environmental laws, but only to the extent such compliance is triggered by typical office improvements constructed as part of the Tenant Improvements; (j) wages, labor and overhead for overtime and premium time; (k) offsite management or other general overhead costs incurred by Lessor; (l) construction management, profit and overhead charges of Lessor in excess of 3% of the total cost of the 328 Gibraltar Building Tenant Improvement Work; and (n) construction costs in excess of the Guaranteed Maximum Cost approved in writing by Lessor and Lessee, except for any increase in the Guaranteed Maximum Cost, set forth in written change orders approved in writing by Lessee and Lessor which Lessee agrees in writing to pay.

19. Maintenance and Repairs; Alterations; Surrender and Restoration.

(a) Lessor shall, at Lessor’s sole expense, keep in good order, condition, and repair and replace when necessary, the structural elements of the roof (excluding the roof membrane), the foundation and exterior walls (except the interior faces thereof) of the 328 Building and the 330 Building, excluding any alterations, structural or otherwise, made by Lessee to the 328 Building or the 330 Building which are not approved in writing by Lessor prior to the construction or installation thereof by Lessee or by any assignee or sublessee. Subject to the applicable conditions of Paragraphs 25 and 26 hereof, Lessor shall perform and construct, and Lessee shall not be responsible for performing or constructing, any repairs, maintenance, or improvements (1) required as a result of any casualty damage or as a result of any taking pursuant to the exercise of the power of eminent domain, or (2) for which Lessor receives reimbursement from third parties based on construction or other warranties, contractor guarantees, or insurance claims. Lessor shall use its good faith diligent efforts to collect any such sums.

(b) In addition to the items referred to in Paragraph 10(b), Lessor shall, repair, maintain, and replace as needed, as an Operating Expense pursuant to Paragraph 10 hereof, the roof membrane, exterior glass and glazing, the electrical, plumbing and life safety systems of the 328 Building, the 330 Building, and the exterior areas of the Property outside the 328 Building and the 330 Building, and the parking facilities serving the 328 Building and the 330 Building, including, without limitation, the landscaping, tree trimming, resurfacing and restriping of the parking lot and walkways, exterior building lighting, and parking lot lighting. Subject to Paragraphs 10(b) and 10(d), Lessor shall perform or cause to be performed, any repair, maintenance, or improvements which are properly treated as capital improvements or capital expenditures, and shall amortize the cost thereof over their useful life, together with interest thereon (as provided in Paragraphs 10(b) and 10(d)), as an Operating Expense (to the extent properly includable as an Operating Expense pursuant to Paragraphs 10(b), 10(d) and this paragraph 19(b)), in accordance with generally accepted accounting principles. In the event Lessee provides Lessor with written notice of the need for any repairs to the 328 Premises, the 330 Premises, the parking facilities, or the landscaping on the Property, Lessor shall commence any such repairs promptly following receipt by Lessor of such notice and Lessor shall diligently prosecute such repairs to completion.

(c) Subject to the foregoing, except as otherwise provided in this Lease, during the term of the Lease of the 328 Premises, and during the term of the Lease of the 330 Premises, Lessee shall keep the 328 Premises, the 330 Premises and the interior common areas of the 328 Building and the 330 Building in the condition received, normal wear and tear excepted. Lessee shall contract for and pay directly for the janitorial service to the 328 Building and the 330 Building, including interior common areas. Lessee shall execute and maintain in full force and effect at Lessee’s expense throughout the term of the Lease of the 328 Premises and the 330 Premises a service contract with an authorized air conditioning service company for quarterly service, repairs, and replacement of parts, to service the HVAC system serving the 328 Building and the 330 Building. Lessee shall deliver a copy of each such service contract to Lessor upon written request by Lessor, together with copies of all quarterly inspection reports, work orders, and paid invoices for service, repairs, and replacement of parts performed by Lessee’s HVAC service firm. Lessor shall have the right to obtain on a semi-annual basis an inspection report of the HVAC system in the 328 Building and the 330 Building from an HVAC service firm designated by Lessor for the purpose of monitoring the performance of the HVAC maintenance and repair work performed by Lessee’s HVAC service firm. The cost of such inspection reports shall be included as an Operating Expense pursuant to Paragraph 10(b). Notwithstanding the foregoing, if Lessee contracts with an authorized HVAC service firm that W.F. Batton Management Company (“Batton”) regularly contracts with for HVAC repair and maintenance services for other buildings that Batton manages, and Lessor receives copies of the quarterly inspection reports submitted by such service firm, Lessor will waive the right to obtain the separate semi-annual inspection report referred to above. If Lessor is required to make any repairs by reason of Lessee’s negligent acts or omission to act, Lessor shall notify Lessee prior to performing such repairs and Lessor may add the cost of such repairs to the next installment of rent which shall thereafter become due, and Lessee shall promptly pay the same upon receipt of an invoice therefor.

(d) Subject to Lessee’s obligation to keep the Property free of liens pursuant to Paragraph 21, Lessee may from time to time at its own expense and without the consent of Lessor make nonstructural alterations to the 328 Building or the 330 Building, the cost of which in any one instance is Twenty-five Thousand Dollars ($25,000.00) or less, provided that Lessee first notifies Lessor in writing of any such nonstructural alterations, Lessee provides Lessor with plans detailing the scope of the work, and Lessee shall obtain at Lessee’s expense all necessary permits for such work. Lessee shall not make any nonstructural alterations, improvements, or additions to the 328 Premises or the 328 Building, or the 330 Premises or the 330 Building, (collectively, “alterations”) (1) the cost of which in any one instance exceeds Twenty-five Thousand Dollars ($25,000.00) (2) without obtaining Lessor’s prior written consent thereto, which consent shall not be unreasonably withheld, conditioned or delayed, and without delivering to Lessor a complete set of final plans and specifications for such work, and any amendments thereto. If the cost of any nonstructural alterations to the interior of the 328 Building or the 330 Building exceeds Twenty-five Thousand Dollars ($25,000.00) in cost in any one instance during the term of this Lease, Lessee shall employ at Lessee’s expense a qualified licensed general contractor to perform such alterations pursuant to a construction contract entered into between Lessee and such contractor. The contractor and the construction contract shall be subject to Lessor’s written approval prior to commencement of construction, which approval shall not be unreasonably withheld. Lessor may condition Lessor’s consent to such alterations to Lessee agreeing in writing to remove any such alterations prior to the expiration or termination of the Lease of the 328 Premises or the 330 Premises and to restore the 328 Premises or the 330 Premises to its condition prior to such alterations at Lessee’s expense. Lessor shall advise Lessee in writing at the time Lessor’s consent is granted whether or not Lessee will be required to remove the alterations from the 328 Premises or the 330 Premises and to restore the 328 Premises or the 330 Premises to its prior condition prior to the expiration or earlier termination of this Lease. No such removal and restoration by Lessee shall be required unless Lessor so notifies Lessee at the time Lessor’s written consent to the alterations is granted.

Notwithstanding the foregoing, Lessee may, without Lessor’s prior written consent, install its cabling and equipment in the 328 Premises, including hanging equipment from walls and ceilings and installing cabling and equipment above and below the ceiling grid.

All alterations, trade fixtures and personal property installed in the 328 Premises or the 330 Premises solely at Lessee’s expense shall during the term of this Lease remain the property of Lessee, and Lessee shall be entitled to all depreciation, amortization and other tax benefits with respect thereto. Lessee may remove any of Lessee’s personal property, furniture, or equipment not permanently affixed to the 328 Building or the 330 Building (“Lessee’s Personal Property”) at any time and from time to time, provided that Lessee shall repair any damage to the 328 Building or the 330 Building caused by such removal. Lessor shall have no lien or other interest whatsoever in any item of Lessee’s Personal Property. Within ten (10) days following Lessee’s request from time to time, Lessor shall execute and deliver documents in commercially reasonable form to evidence Lessor’s waiver of any right, title, lien or interest in any of Lessee’s Personal Property and giving any lenders or other persons holding a security interest or lien on such property reasonable rights of access to the 328 Premises or the 330 Premises to remove Lessee’s Personal Property, provided that such lenders or other persons agree in writing to repair all damage caused by such removal. Upon the expiration or sooner termination of the Lease of the 328 Premises and the 330 Premises, all alterations, fixtures and improvements to the 328 Premises or the 330 Premises, whether made by Lessor or installed by Lessee at Lessee’s expense, shall be surrendered by Lessee with the 328 Premises or the 330 Premises and shall become the property of Lessor (except for those items Lessor requires Lessee to remove pursuant to the first paragraph of this Paragraph 19(d)); provided, however that Lessee may remove any or all of Lessee’s Personal Property prior to or promptly following the expiration of the term of the 328 Lease or the 330 Lease, but Lessee shall promptly repair at Lessee’s expense any damage to the 328 Premises or the 330 Premises or the 328 Building or the 330 Building caused by such removal.

(e) Lessee, at Lessee’s sole cost and expense, shall during the term of this Lease promptly and promptly observe and comply with all existing and future Applicable Laws, and all rules and regulations of the Board of Fire Underwriters. Any changes or repairs, structural or otherwise, of any nature to the 328 Premises or the 328 Building, or to the 330 Premises or the 330 Building, including those which would be considered a capital expenditure under generally accepted accounting principles, including changes or repairs required by the ADA, any state laws governing handicapped access or architectural barriers, and all rules, regulations and guidelines promulgated under such laws after the Commencement Date of the Lease of the 328 Premises pursuant to this Lease, or after the Commencement Date of the Original Lease of the 330 Building, as such laws, rules, or regulations may be amended from time to time, shall be made by Lessor unless such repairs or changes are required by reason of the specific nature of the use of the 328 Premises or the 328 Building; or the 330 Premises or the 330 Building, by Lessee, in which case Lessee shall bear the cost of such repairs or changes. If such changes or repairs are required after the Commencement Date of the Lease of the 328 Premises pursuant to this Lease or after the Commencement Date of the Original Lease of the 330 Building and are not required by reason of the specific nature of Lessee’s use of the 328 Premises or the 328 Building, or the 330 Premises or the 330 Building, the cost of such changes or repairs, except as provided in Paragraph 19(a), shall be treated as an Operating Expense and shall be amortized in accordance with the provisions of Paragraph 10(b).

(f) Lessee shall surrender the 328 Premises and the 330 Premises by the last day of the term of the Lease of 328 Premises and the last day of the term of the 330 Premises, respectively, or any earlier termination date, with all of the improvements to such Premises and the 328 Building and the 330 Building, parts, and surfaces thereof clean and free of debris and in the operating order, condition, and state of repair as when received, except for ordinary wear and tear and Lessor’s repair and maintenance obligations, and except for damage caused by casualty, the elements, acts of God, or other force majeure events, a taking by eminent domain, maintenance that is Lessor’s responsibility hereunder, Hazardous Materials not released or emitted by Lessee or Lessee’s agents, employees, contractors or sublessees, and alterations or other improvements made by Lessee with Lessor’s prior written consent which Lessee is not required to remove as a condition to Lessor’s approval of such alterations or improvements. “Ordinary wear and tear” shall not include any damage or deterioration that would have been prevented by commercially reasonable maintenance practices or by Lessee performing all of its obligations under this Lease. The obligations of Lessee shall include the repair of any damage occasioned by the installation, maintenance, or removal of Lessee’s trade fixtures, furnishings, equipment, and alterations, and the restoration by Lessee of the 328 Premises, the 330 Premises, and the 328 Building and the 330 Building to their condition prior to any alterations, additions, or improvements made by Lessee, subject to the exceptions set forth in the first sentence of this subparagraph (f) (1) if Lessor’s consent thereto was conditioned upon such removal and restoration upon expiration or sooner termination of the Lease term pursuant to Paragraph 19(d), or (2) if Lessee made any such alterations, additions, or improvements without obtaining Lessor’s prior written consent in breach of Paragraph 19(d), and within a reasonable time after the expiration or sooner termination of the Lease term Lessor gives written notice to Lessee requiring Lessee to perform such removal and restoration. Lessee’s obligations under this Paragraph 19 shall survive the expiration or earlier termination of this Lease with respect to the 328 Premises and the 328 Building and the 330 Premises and the 330 Building, as applicable.

(g) Notwithstanding the foregoing, upon the surrender of the 328 Premises and/or the 330 Premises Lessee shall not be obligated to remove any of the tenant improvements constructed in the 328 Premises by Lessor pursuant to Paragraph 18 of this Lease, or constructed in the 330 Premises by Lessor pursuant to Paragraph 14 of the Original Lease, or to restore the 328 Premises or the 330 Premises to the condition prior to the construction of such tenant improvements, except that Lessee shall, at Lessee’s expense, remove all above grid electronic, fiber, phone and data cabling and related equipment, including any “open air” cabling (collectively, the “Cabling”), that has been installed in the 328 Building or the 330 Building by Lessee. Lessee shall have the right to use the existing Cabling in the 328 Building and/or the 330 Building, as of the date of the Original Lease, unless removal of the existing Cabling is required at any time by the Sunnyvale Fire Department, by the ordinances or regulations of the City of Sunnyvale, or by the National Electric Code, or other Applicable Laws, in which event Lessor shall remove such existing Cabling at Lessor’s expense. Any removal of Cabling installed by Lessee required by this subparagraph (g) shall be completed by Lessee at Lessee’s expense within five (5) business days after the expiration or earlier termination of the Lease of the 328 Premises or the Lease of the 330 Premises, regardless of whether or not such removal has previously been required by the foregoing Applicable Laws;

provided, however, that, except for the “open air Cabling,” Lessee shall not remove the Cabling in either the 328 Building or the 330 Building if Lessee receives a written notice from Lessor at least fifteen (15) days prior to the expiration or earlier termination of the Lease of the 328 Building or the 330 Building, respectively, requiring the Cabling to remain in place, in which event the Cabling (except the “open air Cabling”) shall be surrendered by Lessee with the 328 Building or the 330 Building, and the Property, and shall become the property of Lessor upon the expiration or earlier termination of the Lease of the 328 Building or the Lease of the 330 Building, as applicable.

Upon the expiration or earlier termination of the Lease of the 328 Premises and/or the Lease of the 330 Premises Lessee shall, at Lessee’s expense, obtain a closure report from the appropriate department of the City of Sunnyvale with respect to any Hazardous Materials used, stored, or released by Lessee on or about the 328 Premises, the 330 Premises, or the Property. Any removal and remediation of Hazardous Materials by Lessee shall be certified by the appropriate department of the City of Sunnyvale and a copy of such certification shall be delivered to Lessor.

20. Utilities and Services.

(a) Lessee shall contract for and pay directly the cost of all electricity, telephone, gas, water, heat and air conditioning service, janitorial service, refuse pick-up, sewer charges, and all other utilities or services supplied to or consumed by Lessee, its agents, employees, contractors, and invitees, on or about the 328 Premises and the 330 Premises and the common areas of the Property.

(b) Lessor shall not be liable to Lessee for any interruption or failure of any utility services to the 328 Premises, the 330 Premises, or the 328 Building or the 330 Building which is not caused by the negligence or willful acts of Lessor, or Lessor’s employees, agents, or contractors. Lessee shall not be relieved from the performance of any covenant or agreement in this Lease because of any such interruption or failure. If either the 328 Premises or the 330 Premises should become not reasonably suitable for Lessee’s use as a consequence of cessation of utilities or other services, interference with access to either the 328 Premises, the 330 Premises, or the 328 Building or the 330 Building, legal restrictions or the presence of any Hazardous Material which does not result from Lessee’s release or emission of such Hazardous Material, and in any of the foregoing cases the interference with Lessee’s use of the 328 Premises or the 330 Premises persists for ten (10) consecutive days or more, then Lessee shall be entitled to an equitable abatement of rent thereafter to the extent of the interference with Lessee’s use of the 328 Premises or the 330 Premises occasioned thereby and until the interference ceases. If the interference persists for more than ninety (90) consecutive days, Lessee shall have the right to terminate the Lease of the Premises affected (328 Premises or 330 Premises) by giving written notice of termination to Lessor, provided that such notice of termination is delivered to Lessor within thirty (30) days after the expiration of said period of ninety (90) days, and before such utility service is restored.

21. Liens. Lessee agrees to keep the Property free from all liens arising out of any improvement work performed by Lessee or arising out of any other work performed, materials furnished, or obligations incurred by Lessee. Lessee shall give Lessor at least ten (10) days prior written notice before commencing any work of improvement on the 328 Premises or the 330 Premises, regardless of the cost of the work. Lessor shall have the right to post notices of non-responsibility with respect to any such work. If Lessee shall, in good faith, contest the validity of any such lien, claim or demand, then Lessee shall, at its sole expense, defend and protect itself, Lessor and the Property against the same, and Lessee shall pay and satisfy any such adverse judgment that may be rendered thereon or provide a lien release bond in accordance with applicable law before the enforcement thereof against Lessor or the Property.

22. Assignment and Subletting.

(a) Except as otherwise provided in this Paragraph 22, Lessee shall not assign this Lease, or any interest therein, voluntarily or involuntarily, and Lessee shall not sublet the 328 Premises or the 330 Premises, or any part thereof, or any right or privilege appurtenant thereto, without the prior written consent of Lessor in each instance pursuant to the terms and conditions set forth below, which consent shall not be unreasonably withheld, conditioned, or delayed, subject to the following provisions.

(b) Prior to any assignment or sublease which Lessee desires to make, Lessee shall provide to Lessor the name and address of the proposed assignee or sublessee, true and complete copies of all documents relating to Lessee’s prospective agreement to assign or sublease, a copy of a current financial statement for such proposed assignee or sublessee, and Lessee shall specify in writing all consideration to be received by Lessee for such assignment or sublease in the form of lump sum payments, installments of rent, or otherwise. For purposes of this Paragraph 22, the term “consideration” shall include all money or other consideration to be received by Lessee for such assignment or sublease. Subject to the following paragraph, within fifteen (15) days after the receipt by Lessor of such documentation and other information, Lessor shall (1) notify Lessee in writing that Lessor elects to consent to the proposed assignment or sublease subject to the terms and conditions hereinafter set forth; or (2) notify Lessee in writing that Lessor refuses such consent, specifying reasonable grounds for such refusal.

If Lessee shall propose to sublease substantially the entire 328 Premises or the entire 330 Premises for substantially the entire remaining initial term thereof, or for the balance of the then applicable option extension period with respect to the 328 Premises or the 330 Premises, except to one or more “Permitted Affiliates” (as defined in Paragraph 22(g)), Lessee shall so notify Lessor in writing, specifying the proposed commencement date of the proposed sublease and the other information referred to above in this Paragraph 22(b). Within fifteen (15) days after the receipt of such notice and information from Lessee, Lessor may notify Lessee in writing that Lessor elects to terminate the Lease of the 328 Premises, or the Lease of the 330 Premises (or both if the proposed sublease applies to both the 328 Premises and the 330 Premises), effective as of the proposed sublease commencement date specified in Lessee’s notice. If Lessor elects to terminate the Lease of the 328 Premises or the 330 Premises (or both if the proposed sublease applies to both) pursuant to the foregoing provision, upon the effective date of termination, Lessor and Lessee shall each be released and discharged from any liability or obligation to the other under the Lease of the 328 Premises and/or the 330 Premises accruing thereafter, except for any obligations then outstanding and except for any indemnity obligations or other obligations which survive the expiration or termination of this Lease of the 328 Premises or the 330 Premises (or both, if applicable) by the express terms hereof, and Lessee agrees that Lessor may enter into a direct lease with a proposed sublessee, if any, without any obligation or liability to Lessee.

(c) In deciding whether to consent to any proposed assignment or sublease, Lessor may take into consideration whether or not reasonable conditions have been satisfied, including, but not limited to, the following:

(1) In Lessor’s reasonable judgment, the proposed assignee or subtenant is engaged in such a business, that the 328 Premises and/or the 330 Premises, or the relevant part thereof, will be used in such a manner which complies with Paragraph 13 hereof entitled “Use” and Lessee or the proposed assignee or sublessee submits to Lessor documentary evidence reasonably satisfactory to Lessor that such proposed use constitutes a permitted use of the affected Premises pursuant to the ordinances and regulations of the City of Sunnyvale;

(2) The proposed assignee or sublessee is a reputable person or entity with sufficient financial net worth to reasonably indicate that it will be able to meet its obligations under this Lease of the 328 Premises and/or the 330 Premises, and under the sublease, in a timely manner; and

(3) The proposed assignment or sublease shall be subject to approval by Lessor’s mortgage lender, if Lessor’s mortgage lender so requires under the express terms of its written agreement with Lessor; and Lessor shall use its good faith efforts to obtain such approval promptly following Lessee’s request.

Lessor’s consent to the assignment or sublease shall be in a separate instrument signed by Lessor, Lessee, and the assignee or sublessee containing the relevant provisions of this Paragraph 22 and otherwise in form reasonably acceptable to Lessor and its counsel.

(d) As a condition to Lessor’s granting its consent to any assignment or sublease, (1) Lessor may require that Lessee reimburse Lessor for Lessor’s reasonable attorneys’ fees incurred in the negotiation, preparation, and review by Lessor and Lessor’s counsel of the documentation relating to the proposed assignment or sublease, including Lessor’s consent thereto (not to exceed $2,000); (2) Lessor may require that Lessee pay to Lessor, as and when received by Lessee, fifty percent (50%) of the amount of any excess of the consideration actually received by Lessee in connection with said assignment or sublease over and above the rental amount fixed by this Lease and payable by Lessee to Lessor, after deducting only (A) the cost of any work performed by Lessee in the 328 Premises or the 330 Premises at Lessee’s expense in connection with such assignment or sublease, provided, that any such work shall be subject to the provisions of Paragraph 19(d); (B) a standard leasing commission payable by Lessee in consummating such assignment or sublease; and (C) reasonable attorneys’ fees incurred by Lessee and Lessor in connection with such assignment or sublease, including the reimbursement by Lessee of Lessor’s attorneys’ fees referred to above; and (3) Lessee and the proposed assignee or sublessee shall demonstrate to Lessor’s reasonable satisfaction that each of the criteria referred to in subparagraph (c) above is satisfied.

(e) Each assignment or sublease agreement to which Lessor has consented shall be an instrument in writing which complies with the provisions of this Paragraph 22 and in form reasonably satisfactory to Lessor, and shall be executed by both Lessee and the assignee or sublessee, as the case may be. Each such assignment or sublease agreement shall recite that it is and shall be subject and subordinate to the provisions of this Lease, that the assignee or sublessee accepts such assignment or sublease, that Lessor’s consent thereto shall not constitute a consent to any subsequent assignment or subletting by Lessee or the assignee or sublessee, and, except as otherwise set forth in a sublease approved by Lessor, the assignee or sublessee agrees to perform all of the obligations of Lessee hereunder (to the extent such obligations relate to the portion of the 328 Premises or the 330 Premises assigned or subleased or as appropriate), and that the termination of this Lease of the 328 Premises or the 330 Premises shall, at Lessor’s sole election, constitute a termination of every such assignment or sublease of the premises affected by such termination.

(f) In the event Lessor shall consent to an assignment or sublease, except as otherwise provided in Paragraphs 22(g) or 22(h), Lessee shall remain primarily liable for all obligations and liabilities of Lessee under this Lease of the 328 Premises or the 330 Premises or both, including, but not limited to, the payment of rent. Lessor may condition Lessor’s consent to the assignment of this Lease to the waiver by Lessee, as Assignor, in form acceptable to Lessor, of all of Lessee’s rights as guarantor of the performance by the assignee of the obligations of Lessee under the Lease of the 328 Premises or the Lease of the 330 Premises provided for in the California suretyship statutes, including, but not limited to, Title 13 of the California Civil Code.

(g) Notwithstanding the foregoing, Lessee may, without Lessor’s prior written consent, and without any participation by Lessor in assignment and subletting proceeds, assign this Lease of the 328 Premises and/or the Lease of the 330 Premises, or sublet all or any portion of the 328 Premises or the 330 Premises to a subsidiary, affiliate, division or corporation controlled by or under common control with Lessee, or to a successor corporation to Lessee by merger, consolidation or reorganization, or to a purchaser of all or substantially all of Lessee’s business operations conducted on the 328 Premises, the 330 Premises, or both (each, a “Permitted Affiliate”); provided, that except as specified hereafter (and except in cases where Lessee does not survive the transaction), Lessee shall remain primarily liable for all obligations and liabilities of Lessee under this Lease with respect to such space, including, but not limited to, the payment of rent. Lessee’s foregoing rights to assign this Lease or to sublet the 328 Premises and/or the 330 Premises to a Permitted Affiliate shall be subject to the following conditions: (1) there shall be no uncured Event of Default (as defined in Paragraph 27) by Lessee under the Lease of the 328 Premises or the Lease of the 330 Premises; (2) in the case of an assignment or subletting to a Permitted Affiliate, Lessee shall remain liable to Lessor hereunder to the extent Lessee survives the transaction; (3) if as a result of a merger, consolidation, or reorganization Lessee is not a surviving entity, the transferee or successor entity to Lessee shall have on the effective date of such transaction a net worth as shown on its current balance sheet certified by an officer of the assignee or sublessee (hereinafter “transferee”) or successor entity at least equal to that of Lessee immediately prior to the effective date of the assignment or sublease, or, if less, financial resources sufficient, in Lessor’s reasonable good faith judgment, to perform the obligations under the assignment or sublease, as applicable; and (4) the transferee or successor entity shall expressly assume in writing, in form reasonably acceptable to Lessor, Lessee’s obligations hereunder accruing from and after the effective date of such assignment or subletting.

(h) The sale or transfer of Lessee’s capital stock in a public offering pursuant to an effective registration statement filed by Lessee with the Securities and Exchange Commission or otherwise in connection with any other bona fide financing transaction shall not be deemed an assignment, subletting, or other transfer of this Lease or the Premises affected, provided, that in the event of the sale, transfer or issuance of Lessee’s securities in connection with a merger, consolidation, or reorganization in which Lessee is not a surviving entity, the conditions set forth in Paragraph 22(g)(1), (3), and (4) shall apply.

(i) Subject to the provisions of this Paragraph 22 any assignment or sublease without Lessor’s prior written consent (where such consent is required hereunder) shall at Lessor’s election be void. The consent by Lessor to any assignment or sublease shall not constitute a waiver of the provisions of this Paragraph 22, including the requirement of Lessor’s prior written consent with respect to any subsequent assignment or sublease. If Lessee shall purport to assign this Lease, or sublease all or any portion of the 328 Premises or the 330 Premises, or both, without Lessor’s prior written consent (if such consent is required hereunder), Lessor may collect rent from the persons or entity then or thereafter occupying the 328 Premises or the 330 Premises or both, and apply the net amount collected to the rent reserved herein, but no such collection shall be deemed a waiver of Lessor’s rights and remedies under this Paragraph 22, or the acceptance of any such purported assignee, sublessee, or occupant, or a release of Lessee from the further performance by Lessee of covenants on the part of Lessee contained herein.

(j) Lessee shall not hypothecate or encumber its interest under this Lease or any rights of Lessee hereunder, or enter into any license or concession agreement respecting all or any portion of the 328 Premises or the 330 Premises, or both, without Lessor’s prior written consent which shall not be unreasonably withheld, subject to all of the provisions of this Paragraph 22.

(k) In the event of any sale or exchange of the Property by Lessor and assignment of this Lease by Lessor, upon Lessor providing Lessee with written confirmation that Lessor has transferred any security deposit held by Lessor to Lessor’s successor in interest, and upon the assumption by the transferee of all of Lessor’s obligations hereunder accruing from and after the effective date of such assignment, Lessor shall be and hereby is entirely relieved of all liability under any and all of Lessor’s covenants and obligations contained in or derived from this Lease with respect to the period commencing with the consummation of the sale or exchange and assignment.

(l) The parties acknowledge that Lessor has the remedy described in California Civil Code Section 1951.4 (Lessor may continue the Lease in effect after Lessee’s breach and abandonment and recover rent as it becomes due, if Lessee has right to sublet or assign, subject only to reasonable limitations).

23. Non-Waiver.

(a) No waiver of any provision of this Lease shall be implied by any failure of Lessor to enforce any remedy for the violation of that provision, even if that violation continues or is repeated. Any waiver by Lessor or Lessee of any provision of this Lease must be in writing.

(b) No receipt of Lessor of a lesser payment than the rent required under this Lease shall be considered to be other than on account of the earliest rent due, and no endorsement or statement on any check or letter accompanying a payment or check shall be considered an accord and satisfaction. Lessor may accept checks or payments without prejudice to Lessor’s right to recover all amounts due and pursue all other remedies provided for in this Lease.

Lessor’s receipt of money from Lessee after giving notice to Lessee terminating this Lease shall not reinstate, continue, or extend the Lease term or affect the termination notice given by Lessor before the receipt of the money. After serving notice terminating this Lease, filing an action, or obtaining final judgment for possession of the 328 Premises and/or the 330 Premises, Lessor may receive and collect any rent, and the payment of that rent shall not waive or affect such prior notice, action, or judgment.

24. Holding Over. Lessee shall vacate the 328 Premises and the 330 Premises and deliver the same to Lessor in the condition required by this Lease upon the expiration or sooner termination of the Lease of the 328 Premises or the Lease of the 330 Premises, or both. In the event of holding over by Lessee after the expiration or termination of this Lease with respect to the 328 Premises or the 330 Premises, or both, without Lessor’s written consent, such holding over shall be on a month-to-month tenancy and all of the terms and provisions of this Lease shall be applicable during such period, including, but not limited to, the payment by Lessee of the Additional Rent, except that Lessee shall pay Lessor as Monthly Base Rent during such holdover an amount equal to one hundred fifty percent (150%) of the Monthly Base Rent in effect at the expiration of the term for the Premises to which the holdover applies in addition to Operating Expenses and Taxes that accrue with respect to such premises during the holdover. If such holdover is without Lessor’s written consent, Lessee shall also be liable to Lessor for all costs, expenses, and consequential damages incurred by Lessor as a result of such holdover. The rental payable during such holdover period shall be payable to Lessor on demand.

25. Damage or Destruction.

(a) In the event of a total destruction of the 328 Building or the 330 Building, and related improvements during the term of the Lease of the 328 Premises or the term of the Lease of the 330 Premises from any cause, either party may elect to terminate the Lease of the Building destroyed effective as of the date of the casualty by giving written notice of termination to the other party within thirty (30) days after the casualty occurs. A total destruction shall be deemed to have occurred for this purpose if either the 328 Building or the 330 Building, or both, and related improvements are destroyed to the extent of sixty-five percent (65%) or more of the replacement cost thereof. If this Lease is not terminated with respect to either or both of the 328 Building or the 330 Building, Lessor shall repair and restore the 328 Building and/or the 330 Building, or both, as applicable, and improvements in a diligent manner and this Lease shall continue in full force and effect with respect thereto, except that Monthly Base Rent and Additional Rent payable with respect to the affected premises shall be abated in accordance with Paragraph 25(f) below.

(b) Subject to Paragraph 25(d), in the event of a partial destruction of the 328 Building or the 330 Building and related improvements to an extent less than sixty-five percent (65%) of the replacement cost thereof and if the damage thereto can be repaired, reconstructed, or restored within a period of two hundred forty (240) days from the date of such casualty, and if the casualty is from a cause which is insured (or required to be insured) under Lessor’s “all risk” property insurance, or is insured under any other coverage then carried by Lessor, Lessor receives such insurance proceeds, and such proceeds are sufficient to repair, reconstruct and restore the affected premises and improvements, Lessor shall forthwith repair the same, and this Lease shall continue in full force and effect, except that Monthly Base Rent and Additional Rent shall be abated in accordance with Paragraph 25(f) below. If any of the foregoing conditions is not met, Lessor shall have the option of either repairing and restoring the affected premises and improvements, or terminating this Lease with respect to the affected premises effective as of the date of the casualty by giving written notice of termination to Lessee within thirty (30) days after the casualty, subject to the provisions of Paragraph 25(c). Notwithstanding anything to the contrary contained in this Paragraph 25, except as set forth in Paragraph 25(d), Lessor shall not have the right to terminate this Lease if the cost to repair the damage to the affected premises or improvements would be less than five percent (5%) of the replacement cost thereof, regardless of whether or not the casualty is insured. Notwithstanding anything to the contrary contained in this Paragraph 25, if the cost to repair the damage to the affected premises and improvements exceeds five percent (5%) of the replacement cost thereof, and Lessor elects to terminate this Lease, Lessee may nullify the effect of such termination by giving Lessor written notice within ten (10) days after receipt by Lessee of Lessor’s notice of termination that Lessee elects to repair the damage to the affected premises and improvements at Lessee’s sole cost (to the extent the costs exceed the proceeds received by Lessor from Lessor’s property insurance), in which event this Lease shall remain in effect with respect to the affected premises, provided that rent abatement shall not extend beyond the date that the restoration is substantially completed.

(c) In the event of a partial destruction of the 328 Building or the 330 Building and improvements to an extent equal to or exceeding twenty-five percent (25%), but less than sixty-five percent (65%) of the replacement cost thereof, or in the event the damage thereto cannot be repaired, reconstructed, or restored within a period of one hundred eighty (180) days after the date of such casualty, Lessee may terminate this Lease with respect to the affected premises and improvements by giving written notice of termination to Lessor within thirty (30) days after the casualty. The foregoing shall not affect Lessor’s termination rights under subparagraph (b) above.

Furthermore, if such casualty is from a cause which is not insured under Lessor’s “all risk” property insurance, or is not required by this Lease to be insured under any other insurance carried by Lessor or required hereunder to be carried by Lessor, Lessor may elect to repair and restore the affected premises and improvements (provided that Lessee has not elected to terminate this Lease pursuant to the first sentence of this Paragraph 25(c)), or Lessor may terminate this Lease effective as of the date of the casualty by giving written notice of termination to Lessee, subject to the limitations of Paragraph 25(b). Lessor’s election to repair and restore the affected premises and improvements or to terminate this Lease, shall be made and written notice thereof shall be given to Lessee within forty-five (45) days after the casualty. Notwithstanding the foregoing, (1) if Lessor has not obtained all necessary governmental permits for the restoration and commenced construction of the restoration within one hundred twenty (120) days after the casualty, Lessee may terminate this Lease with respect to the affected premises by written notice to Lessor given at any time prior to the actual commencement of construction of the restoration; or (2) if Lessor elects to repair and restore the affected premises and improvements under subparagraph (b) or (c) above, but the repairs and restoration are not substantially completed within one hundred eighty (180) days after the casualty plus the period of any delays in the completion of the repairs and restoration caused by strikes, labor disputes, unavailability of materials, inclement weather, or acts of God (“force majeure delays”), Lessee may terminate this Lease by written notice to Lessor given within thirty (30) days after the expiration of said period of one hundred eighty (180) days after the casualty (plus the period of any force majeure delays, but not by more than thirty (30) additional days), provided that the work of repairs and restoration has not been commenced prior to the receipt of such notice by Lessor.

(d) Notwithstanding anything to the contrary contained in this Paragraph 25, if at any time during the last twelve (12) months of the term of this Lease of the 328 Premises or the 330 Premises there is damage to the 328 Building, or the 330 Building or both, and improvements for which the cost to repair exceeds five percent (5%) of the replacement cost of the 328 Building, the 330 Building, or both, and improvements, whether or not an insured loss, Lessor may, at Lessor’s option, terminate this Lease effective sixty (60) days following the date of occurrence of such damage by giving written notice to Lessee of Lessor’s election to do so within thirty (30) days after the date of such damage; provided, however, that Lessee may nullify such termination by exercising its option to extend with respect to the premises affected prior to the expiration of the option exercise period if an option to extend is in effect with respect to the premises affected on the date Lessee receives such notice of termination.

(e) If the Lease of the 328 Premises or the Lease of the 330 Premises is not terminated by Lessor or Lessee pursuant to the foregoing provisions, Lessor shall complete the repairs in a diligent manner and this Lease shall continue in full force and effect, except that Monthly Base Rent and Additional Rent shall be abated in accordance with Paragraph 25(f) below.

(f) In the event of repair, reconstruction, or restoration as provided herein, the Monthly Base Rent and Additional Rent shall be abated proportionally in the ratio which the Lessee’s use of the affected premises is impaired during the period of such repair, reconstruction, or restoration, from the date of the casualty until such repair, reconstruction or restoration is completed.

(g) With respect to any destruction of the 328 Building or the 330 Building and improvements which Lessor is obligated to repair, or may elect to repair, under the terms of this Paragraph 25, the provisions of Section 1932, Subdivision 2, and of Section 1933, Subdivision 4, of the Civil Code of the State of California are waived by the parties. Lessor’s time for completion of the repairs and restoration of the Building and improvements referred to above shall be extended by a period equal to any delays caused by strikes, labor disputes, unavailability of materials, inclement weather, or acts of God, but not by more than thirty (30) days.

(h) In the event of termination of this Lease with respect to the 328 Premises or the 330 Premises or both pursuant to any of the provisions of this Paragraph 25, the Monthly Base Rent and Additional Rent shall be apportioned on a per diem basis and shall be paid to the date of the casualty. In no event shall Lessor be liable to Lessee for any damages resulting to Lessee from the occurrence of such casualty, or from the repairing or restoration of the 328 Premises or the 330 Premises and improvements, or from the termination of this Lease as provided herein, nor shall Lessee be relieved thereby from any of Lessee’s obligations hereunder, except to the extent and upon the conditions expressly set forth in this Paragraph 25, and except in the event of termination of this Lease by either party in which case Lessee shall be relieved of its obligations under this Lease that accrue from and after the date of such termination, except for obligations which survive the expiration or termination of this Lease by the express provisions hereof.

(i) In the event of any termination of this Lease as to the 330 Premises pursuant to this Paragraph 25, Lessee shall also have the right to terminate this Lease as to the 328 Premises regardless of whether or not the 328 Premises have been damaged.

26. Eminent Domain.

(a) If the whole or any substantial part of the Property is taken or condemned by any competent public authority for any public use or purpose, the term of this Lease shall end upon the earlier to occur of the date when the possession of the part so taken shall be required for such use or purpose or the vesting of title in such public authority. Rent shall be apportioned as of the date of such termination. Lessee shall be entitled to receive any damages separately awarded by the court for (1) leasehold improvements installed at Lessee’s expense, if any, or other property owned by Lessee, and (2) reasonable costs of moving by Lessee to another location in Santa Clara County, California. The entire balance of the award shall be the property of Lessor.

(b) If there is a partial taking of the Property by eminent domain which is not a substantial part of the Property and the balance of the Property remains reasonably suitable for continued use and occupancy by Lessee for the purposes referred to in Paragraph 13, Lessor shall complete any necessary repairs in a diligent manner and this Lease shall remain in full force and effect with a just and proportionate abatement of the Monthly Base Rent and Additional Rent, based on the extent to which Lessee’s use of the Property is impaired thereafter. If after a partial taking, the Property is not reasonably suitable for Lessee’s continued use and occupancy for the uses permitted herein, Lessee may terminate the Lease of the 328 Premises or the 330 Premises, whichever is adversely affected, or both if both are adversely affected, on the earlier of the date title vests in the public authority or the date possession is taken. Subject to the provisions of Paragraph 26(a), the entire award for such taking shall be the property of Lessor.

27. Remedies. If any payment of Base Rent, Additional Rent, or any other sum due from Lessee under this Lease is not received by Lessor within five (5) days after receipt by Lessee of written notice from Lessor stating that the same is past-due; or if Lessee breaches any other term of this Lease for thirty (30) days or more after receipt by Lessee of written notice from Lessor (unless such default is reasonably incapable of cure within thirty (30) days and Lessee commences cure within thirty (30) days and diligently prosecutes the cure to completion within a reasonable time); or if Lessee breaches any provision of this Lease and such breach is not curable; or if Lessee’s interest herein, or any part thereof, is assigned or transferred, either voluntarily or by operation of law (except as expressly permitted by other provisions of this Lease); or if Lessee makes a general assignment for the benefit of its creditors; or if this Lease is rejected (1) by a bankruptcy trustee for Lessee, (2) by Lessee as debtor in possession, or (3) by failure of Lessee as a bankrupt debtor to act timely in assuming or rejecting this Lease; then any of such events shall constitute an event of default and breach of this Lease by Lessee. Any such rejection of this Lease shall not cause an automatic termination of this Lease. Whenever in this Lease reference is made to a default by Lessee, such reference shall refer to an event of default after any notice and expiration of the cure period provided for in this Paragraph 27, or elsewhere in this Lease (an “Event of Default”). An Event of Default by Lessee with respect to the 328 Premises or the 330 Premises shall constitute an Event of Default with respect to the entire Property for purposes of this Paragraph 27. Upon an Event of Default by Lessee Lessor may, at its option, elect the remedies specified in subparagraph (a) or (b) below:

(a) Lessor may repossess the Property and remove all persons and property therefrom. If Lessor repossesses the Property because of an Event of Default by Lessee, this Lease shall terminate with respect to the entire Property and Lessor may recover from Lessee:

(1) the worth at the time of award of the unpaid rent which had been earned at the time of termination including interest thereon at a rate equal to ten percent (10%) per annum, from the time of termination until paid;

(2) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Lessee proves could have been reasonably avoided, including interest thereon at the rate of ten percent (10%) per annum, from the time of termination until paid;

(3) the worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss for the same period that Lessee proves could be reasonably avoided, discounted at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%); and

(4) any other amount necessary to compensate Lessor for all the detriment proximately caused by Lessee’s breach or by Lessee’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom.

(b) If Lessor does not repossess the Property, then this Lease shall continue in effect for so long as Lessor does not terminate Lessee’s right to possession and Lessor may enforce all of its rights and remedies under this Lease, including the right to recover the rent and other sums due from Lessee hereunder. For the purposes of this Paragraph 27, the following do not constitute a repossession of the Property by Lessor or a termination of the Lease by Lessor:

(1) Acts of maintenance or preservation by Lessor or efforts by Lessor to relet the Property; or

(2) The appointment of a receiver by Lessor to protect Lessor’s interests under this Lease.

28. Lessee’s Personal Property. If any personal property of Lessee remains on the Property after (1) Lessor terminates this Lease pursuant to Paragraph 27 above following an Event of Default by Lessee, or (2) after the expiration of the Lease term or after the termination of this Lease pursuant to any other provisions hereof, Lessor shall give written notice thereof to Lessee pursuant to applicable law. Lessor shall thereafter release, store, and dispose of any such personal property of Lessee in accordance with the provisions of applicable law.

29. Notices.

(a) All notices, statements, demands, requests, or consents given hereunder by either party to the other shall be in writing and shall be personally delivered, or shall be sent by a recognized overnight delivery service, or shall be sent by Unites States mail, first class, or registered or certified, return receipt requested, postage prepaid, and addressed to the parties as follows:

Lessor:	Batton Associates, LLC

1000 C Commercial Street

San Carlos, California 94070

Attention: Harold Balzer

Lessee:	Aerohive Networks Incorporated

330 Gibraltar Drive

Sunnyvale, California 94089

Attention: George Frie

Either party may change its address for notice by giving written notice to the other party of the new address for notice in accordance with subparagraph (b) below.

(b) When personally delivered to the recipient, notice shall be effective on delivery; when mailed first class to the last address known to the party giving notice, notice shall be effective on delivery; when mailed by certified mail with return receipt requested, notice shall be effective on receipt if delivery is confirmed by a return receipt; when delivered by recognized overnight delivery service with charges prepaid or charged to sender’s account, notice is effective on delivery if delivery is confirmed by the delivery service.

30. Estoppel Certificates. Lessee and Lessor shall within fifteen (15) days following request by the other party (the “Requesting Party”), execute and deliver to the Requesting Party an Estoppel Certificate (1) certifying that this Lease has not been modified and certifying that this Lease is in full force and effect, or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect; (2) stating the date to which the rent and other charges are paid in advance, if at all; (3) stating the amount of any security deposit held by Lessor; (4) acknowledging that there are not, to the responding party’s knowledge, any uncured defaults on the part of the Requesting Party hereunder, or if there are uncured material defaults on the part of the Requesting Party following the expiration of all applicable notice and cure periods, stating the nature of such uncured material defaults; and (5) any other provisions reasonably requested by the Requesting Party.

31. Parking.

(a) Lessee shall have the right during the term of this Lease of both the 328 Premises and the 330 Premises to the use of all of the on-site vehicular parking spaces on the Property at no additional cost to Lessee, except for the payment by Lessee of the Operating Expenses and Taxes relating to the Property. Lessor shall provide Lessee with four (4) visitor parking spaces adjacent to the entrance to Building 328.

(b) If at any time during the term of this Lease Lessee is leasing less than the total rentable square feet of the Property Lessee shall have the non-exclusive right to use Lessee’s proportionate share of the on-site vehicular parking spaces in the parking area of the Property on an unreserved basis at no additional cost to Lessee based on the number of rentable square feet leased by Lessee.

32. Signage. Lessee shall have the right to have Lessee’s sign identifying Lessee’s name and/or logo on the monument sign for the Property (which shall be exclusive to Lessee so long as both the Lease of the 330 Premises and the Lease of the 328 Premises are in full force and effect), on the exterior of the 328 Building, on the exterior of the 330 Building, in the lobby of the 328 Building, and in the lobby of the 330 Building, subject to Lessor’s approval of the size, design and locations of such signage, which approval shall not be unreasonably withheld, and subject to Lessee obtaining at Lessee’s expense necessary City of Sunnyvale approvals and complying with applicable City of Sunnyvale ordinances and regulations with respect to such signage. So long as Lessee is leasing the entire 328 Building and the entire 330 Building and there are no sublessees in the 328 Building or the 330 Building Lessee shall have the exclusive use of the monument sign for the Property. Lessee shall not place any other signs on or about the exterior of the 328 Building, the 330 Building, or areas of the Property outside of the Buildings without Lessor’s prior written consent, which consent shall not be unreasonably withheld, subject to compliance of such signs with applicable laws, ordinances, and regulations. All of Lessee’s signage referred to in this Paragraph 32 shall be erected and installed at Lessee’s expense. Lessee shall promptly remove at Lessee’s expense all of such signage applicable to the 328 Premises and the 330 Premises upon the expiration or sooner termination of this Lease.

33. Real Estate Brokers.

(a) Subject to the execution and delivery of this Lease by the parties, the payment by Lessee to Lessor of the Monthly Base Rent for the 328 Premises for March 2011 and the payment by Lessee to Lessor of the Security Deposit for the 328 Premises as provided in Paragraph 12, Lessor shall pay to Cassidy Turley CPS (“CPS), who is acting solely as the agent for Lessor in this transaction, a leasing commission with respect to this Lease pursuant to a separate agreement between Lessor and CPS.

(b) Lessor shall also pay to Colliers a leasing commission equal to six percent (6%) of the total Monthly Base Rent payable by Lessee to Lessor during the term of the initial option to extend the term of the Lease of the 330 Premises, if the initial option to extend the term of the 330 Premises is timely exercised by Lessee. Said commission shall be payable upon the commencement date of the term of the initial option to extend the Lease of the 330 Premises, or upon submission of an invoice therefore by Colliers, whichever is later.

(c) Lessor and Lessee each represents to the other that it has not had any dealings with any real estate broker, agent, finder, or other person with respect to this Lease other than the aforementioned brokers, and each party shall indemnify, defend, and hold harmless the other party from all damages, expenses, and liabilities resulting from any claims that may be asserted against the other party by any broker, agent, finder, or other person with whom the indemnifying party has or purportedly has dealt, other than the aforementioned brokers.

34. Subordination; Attornment.

(a) This Lease, without any further instrument, shall at all times be subject and subordinate to any and all mortgages and deeds of trust which may now or hereafter affect Lessor’s estate in the Property, and to all advances made or hereafter to be made upon the security thereof, and to all renewals, modifications, consolidations, replacements and extensions thereof. Lessor shall provide Lessee with commercially reasonable non-disturbance agreement(s) in favor of Lessee from any existing or future mortgagee(s) (“Lender”) of Lessor, and, the subordination of this Lease to future mortgages and deeds of trust shall be conditioned on Lessee’s receipt of such a non-disturbance agreement. Such commercially reasonable non-disturbance agreement shall provide that so long as Lessee is not in default hereunder beyond any applicable notice and cure period that upon acquiring title to the Property by foreclosure or otherwise (1) this Lease shall not be terminated, and

(2) such holder or other person or persons purchasing or otherwise acquiring the Property by foreclosure or otherwise shall recognize all of Lessee’s rights hereunder which accrue thereafter and shall be bound by the terms of this Lease, provided that such person or persons purchasing or acquiring the Property shall not be obligated to cure any defaults by Lessor existing at the time of such purchase or acquisition (other than Lessor’s obligation to construct the initial Lessor Tenant Improvement Work in the 328 Premises referred to in Paragraph 18(a)), and shall not disturb Lessee’s right to quiet enjoyment of the 328 Premises or the 330 Premises under the terms of this Lease, on the condition that Lessee agrees in writing to attorn to such holder or purchaser upon such holder or purchaser acquiring title to the Property. Said subordination non-disturbance and attornment agreement shall be in recordable form and shall be recorded at the election and expense of Lessee, Lessor, or the person or persons purchasing or otherwise acquiring title to the Property.

(b) In confirmation of such subordination, Lessee shall promptly execute and deliver to Lessor without expense to Lessor any agreement or other instrument which is in commercially reasonable form and which Lessor deems proper to evidence such subordination; provided, however, that if any person or persons purchasing or otherwise acquiring the Property by any sale, sales and/or other proceedings under such mortgages and/or deeds of trust, shall elect to continue this Lease in full force and effect (to the extent this Lease is then in effect) in the same manner and with like effect as if such person or persons had been named as Lessor herein, then this Lease shall continue in full force and effect as aforesaid, and Lessee hereby attorns and agrees upon request to attorn to such person or persons and to recognize such person or persons as the Lessor hereunder.

35. Breach by Lessor.

(a) Lessor shall not be deemed in breach of this Lease unless Lessor fails within a reasonable time to perform an obligation required to be performed by Lessor pursuant to this Lease. For purposes of this Paragraph 35, a reasonable time shall in no event be less than thirty (30) days after receipt by Lessor, and by the holder of any mortgage or deed of trust covering the Property whose name and address have been furnished to Lessee in writing for such purpose, of written notice specifying wherein such obligation of Lessor has not been performed; provided, however, that if the nature of Lessor’s obligation is such that more than thirty (30) days after such notice are reasonably required for its performance, then Lessor shall not be in breach of this Lease if performance is commenced within said period of thirty (30) days and thereafter is diligently pursued to completion.

(b) In the event of a breach of this Lease by Lessor, Lessee’s sole remedy shall be to institute an action against Lessor for damages or for injunctive or equitable relief, but Lessee shall not have the right to rent abatement, to offset against rent, or to terminate this Lease. Lessee expressly waives the defense of constructive eviction.

36. Lessor’s Entry. Except in the case of an emergency and except for permitted entry during Lessee’s normal working hours for regularly scheduled maintenance, Lessor and Lessor’s agents shall provide Lessee with at least twenty-four (24) hours’ notice prior to entry of the 328 Premises or the 330 Premises by Lessor or Lessor’s agents. Such entry shall not interfere with Lessee’s operations more than reasonably necessary. If required by Lessee, Lessor and Lessor’s agents shall at all times be accompanied by a representative of Lessee during any such entry except in case of emergency. Lessor may enter the 328 Premises and/or the 330 Premises without prior notice to Lessee if Lessee has vacated such premises.

37. Attorneys’ Fees. If any action at law or in equity shall be brought to recover any rent under this Lease, or for or on account of any default by Lessor or Lessee, or to enforce or interpret any of the provisions of this Lease or for recovery of the possession of the Property, the prevailing party shall be entitled to recover from the other party costs of suit and reasonable attorneys’ fees, the amount of which shall be fixed by the court and shall be made a part of any judgment rendered.

38. Quiet Possession. So long as no Event of Default by Lessee exists under this Lease, Lessee shall have quiet enjoyment and possession of the 328 Premises and the 330 Premises for the entire term thereof, subject to all of the provisions of this Lease.

39. Force Majeure. Subject to Paragraph 25(c), neither Lessor nor Lessee shall be in default in the performance of any obligation under this Lease (other than any monetary obligation) to the extent such party is unable to perform any of its obligations on account of any prevention, delay, stoppage due to strikes, lockouts, inclement weather, labor disputes, inability to obtain labor materials, fuel, energy or reasonable substitutes therefor, governmental restrictions, regulations, controls, actions or inaction (including, but not limited to, any action or inaction with respect to the issuance of any permit or approval, or the conduct of any inspection, for the Tenant Improvement Work), civil commotion, fire or other acts of God, acts of war, terrorism, bioterrorism, national emergency, or any other cause of any kind beyond the reasonable control of such party (except financial inability) (collectively “Force Majeure”).

40. General Provisions.

(a) Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third person to create the relationship of principal and agent, or of partnership or of joint venture, or of any association between Lessor and Lessee, and neither the method of computation of rent nor any other provisions contained in this Lease, nor any acts of the parties hereto, shall be deemed to create any relationship between Lessor and Lessee other than the relationship of landlord and tenant.

(b) Each and all of the provisions of this Lease shall be binding upon and inure to the benefit of the parties hereto, and except as otherwise specifically provided elsewhere in this Lease, their respective heirs, executors, administrators, successors, and assigns, subject at all times, nevertheless, to all agreements and restrictions contained elsewhere in this Lease with respect to the assignment, transfer, encumbering, or subletting of all or any part of Lessee’s interest in this Lease or the Property.

(c) The captions of the paragraphs of this Lease are for convenience only and shall not be considered or referred to in resolving questions of interpretation or construction.

(d) This Lease is and shall be considered to be the only agreement between the parties hereto and their representatives and agents. All prior letters of interest, negotiations, and oral agreements between the parties have been merged into and are included herein. There are no other representations or warranties between the parties and all reliance with respect to representations is solely upon the representations and agreements contained in this instrument.

(e) The laws of the State of California shall govern the validity, performance, and enforcement of this Lease. The parties agree that any action for enforcement of this Lease or any other dispute arising hereunder shall be filed exclusively in courts sitting in Santa Clara County, California, and each party to this Lease hereby consents and waives any objection to the jurisdiction and venue of such courts. Notwithstanding which of the parties may be deemed to have prepared this Lease, this Lease shall not be interpreted either for or against Lessor or Lessee, but this Lease shall be interpreted in accordance with the general tenor of the language in an effort to reach an equitable result.

(f) Time is of the essence with respect to the performance of each of the covenants and agreements contained in this Lease.

(g) The obligations of Lessor under this Lease shall not constitute personal obligations of Lessor, the managing member of Lessor, or any other member of Lessor, or any of the officers, directors, or shareholders of the managing member of Lessor, and Lessee shall look solely to the Property, and to no other assets of Lessor, for the satisfaction of any liability of Lessor with respect to this Lease, and Lessee shall not seek recourse against the managing member or any other member of Lessor, or the individual officers, directors, or shareholders of the managing member of Lessor, or any of their personal assets for such satisfaction.

(h) Any provision of this Lease which is found to be invalid, void or illegal by a court of competent jurisdiction, shall in no way affect, impair, or invalidate any other provisions hereof, and the remaining provisions hereof shall nevertheless remain in full force and effect.

(i) This Lease may be amended only by an instrument in writing and signed by the parties in interest at the time of such amendment.

(j) Each party represents to the other that the person or persons signing this Lease on its behalf is or are properly authorized to do so. Upon the request of either party, evidence of the written authority of such person or persons to sign on behalf of the other party shall be provided to the requesting party hereto either prior to or simultaneously with the return to the requesting party of a fully executed copy of this Lease.

(k) No binding agreement between the parties with respect to the 328 Premises or the 330 Premises shall arise or become effective hereunder until this Lease has been duly executed by both Lessee and Lessor and a fully executed copy of this Lease has been delivered to both Lessee and Lessor. This Lease may be executed in one or more counterparts, each of which shall be an original, but all of which, taken together, shall constitute one and the same instrument.

(l) Lessor and Lessee acknowledge that the terms and conditions of this Lease constitute confidential information of Lessor and Lessee. Neither party shall disseminate orally or in written form a copy of this Lease, lease proposals, lease drafts, or other documentation containing the terms, details or conditions contained herein to any third party without obtaining the prior written consent of the other party, except to the attorneys, accountants, lenders, investors, potential investors, potential business or merger partners, potential subtenants and assignees or other authorized business representatives or agents of the parties, or to the extent required to comply with Applicable Laws. A violation of this Paragraph 40(l) shall not permit either party to terminate this Lease.

(m) Subject to the provisions of Paragraph 35, the rights and remedies that either party may have under this Lease or at law or in equity, upon any breach, are distinct, separate and cumulative and shall not be deemed inconsistent with each other, and no one of them shall be deemed to be exclusive of any other.

(n) Except as provided in Paragraph 24, Lessor and Lessee waive any claim for consequential damages which one may have against the other for breach of or failure to perform or observe the requirements and obligations created by this Lease.

(o) This Lease shall not be recorded by either party without the prior written consent of the other party, which consent the other party may withhold in its sole discretion.

IN WITNESS WHEREOF, the Lessor and Lessee have duly executed this Lease as of the date first set forth herein.

“Lessor”

BATTON ASSOCIATES, LLC, a California limited liability company

By:	W.F. BATTON MANAGEMENT COMPANY,
a California corporation
Its Managing Member

By:	/s/ Harold Balzer
Harold Balzer, President

“Lessee”

AEROHIVE NETWORKS INCORPORATED, a Delaware corporation

By:	/s/ George Frie
Name:	George Frie
Title:	CFO

LEGAL DESCRIPTION

REAL PROPERTY IN THE CITY OF SUNNYVALE, COUNTY OF SANTA CLARA, STATE OF CALIFORNIA, DESCRIBED AS FOLLOWS:

All of Parcel 4, as said Parcel is shown upon that certain map entitled, “Parcel Map being a Resubdivision of Parcel 2 as shown upon that certain Parcel Map recorded in Book 400 of Maps at page 41…”, which Map was filed for record on October 19, 1977 in Book 405 of Maps at page 49.

More particularly described as follows:

Commencing at a found standard City of Sunnyvale street monument on the centerline of Gibraltar Drive, which said monument bears north 75° 08’ 55” west 365.45 feet from the monument in the intersection of Gibraltar Drive and Innsbruck Drive, thence north 75° 08’ 55” west 74.77 feet; thence south 14° 51’ 05” west 33.00 feet to the point of beginning, also being the south right-of-way line of Gibraltar Drive; thence along said right-of-way line south 75° 08’ 55” east 372.00 feet; thence along the arc of a tangent curve to the right, concave to the southwest an arc distance of 54.98 feet, having a radius of 35.00 feet, and a central angle of 90°; thence along the westerly right-of-way line of Innsbruck Drive south 14° 51’ 05” west 306.28 feet to a point on the westerly right-of-way line of Innsbruck Drive; thence leaving said line north 75° 08’ 55” west 265.00 feet; thence north 14° 51’ 05” east 112.00 feet; thence north 75° 08’ 55” west 142.00 feet; thence north 14° 51’ 05” east 229.28 feet to the point of beginning.

APN: 110-34-001

EXHIBIT “A”

330 GIBRALTAR BUILDING PLAN

114 OFFICE
115 OPEN OFFICE
112 OPEN AREA
126 BREAK ROOM
110 OFFICE
109 OFFICE
108 OFFICE
SECURITY
ENGR LAB
111 OPEN OFFICE
130 OPEN OFFICE
CLOSET
133 CONF
117 ELEC ROOM
137 ENGR LAB
107 CONFERENCE
REMOVE EXISTING ROLL UP DOOR
118 RECEIVING
121 OPEN OFFICE
134 ELEC
STORAGE
104 OPEN OFFICE
119 SHIPPING
OPEN AREA
106 OFFICE
120 OFFICE
102 CONFERENCE
101 LOBBY
105 OFFICE

PROPOSED - FLOOR PLAN

STUDIO G ARCHITECTS

336 GIBRALTAR AVENUE
SUNNYVALE, CA

Aerohive

W.F. BATTON COMPANY
1000C Commercial Street
San Carlos, CA 94070

SK-2

EXHIBIT “B-1”

LESSOR’S TENANT IMPROVEMENT WORK – 330 GIBRALTAR BUILDING

Lessor shall cause the following Tenant Improvement Work to be performed in the 330 Gibraltar Building pursuant to Paragraph 14 of the Lease:

1. Touch up paint in all areas where the entire Premises looks like it has been repainted, with same colors as existing. Training room and restrooms shall be repainted.

2. Shampoo carpet for the entire 330 Premises. There are two/three areas that potentially need new carpet or VCT flooring: (2a) by IT room to break room. (2b) by small offices, (2c) front lobby — woven carpet). Areas that are lifting in training area to be looked at.

3. Flooring and countertops in restrooms shall be replaced. Insure fans are in good working order in the shower area both bathrooms.

4. Install four (4) new private offices at areas to be agreed to by Lessor and Lessee; sizes of offices shall be approximately 10’ x 12’; similar to existing offices in the 330 Premises with the same soffet look and all glass.

5. Remove walls. Reposition doors at conference room area off of main lobby (windows to match existing).

6. Liebert “Crac” unit in lab area can stay, set temperature at high since it will probably not be used.

7. Install grade level door needed in the ceiling area.

8. (a) Remove drop ceiling in warehouse and back lab area; (b) also remove counters in shipping/rec. area; and (c) remove all tile flooring in this area except for the caged area.

9. Replace sink, flooring, countertops. Cabinetry to be cleaned and pulls installed correctly in demo/break room. Countertop on west wall to be removed. Repaint whole room.

10. Repaint or clean all HVAC returns in the 330 Premises, including in the break room.

11. Lessor shall replace screen and replace or clean all ceiling tiles, as needed.

12. Lessor shall remove splash guard and paint wall.

13. Ceiling returns to be discussed in lab area.

14. Lessor shall remove excess furniture and cubicle systems and other items not needed by Lessee.

EXHIBIT “B-2”

AMENDED COMMENCEMENT MEMORANDUM

Date: April 28, 2011

This Amended Commencement Memorandum is entered into with respect to the Amended and Restated Lease dated March 1, 2011 (the “Lease”) between BATTON ASSOCIATES, LLC, a California limited liability company (Lessor”), and AEROHIVE NETWORKS INCORPORATED, a Delaware corporation (“Lessee”), of the premises located at 328 and 330 Gibraltar Drive, Sunnyvale, California 94089 (the “328 Premises” and the “330 Premises”).

In accordance with the Lease, Lessor and Lessee confirm and agree as follows:

1. That Lessee took possession of the 330 Premises and the 328 Premises on or prior to September 1, 2010 pursuant to the Original Lease between the parties dated August 5, 2010 (the “Original Lease”). The term of the Original Lease of the 328 Premises expired on February 28, 2011.

2. That Lessee hereby acknowledges that (a) the Commencement Date of the initial term of the Original Lease of the 330 Premises dated August 5, 2010 between the parties was September 1, 2010, and the Expiration Date of the initial term of the Original Lease of the 330 Premises is November 30, 2013 unless sooner terminated, and (b) the Commencement Date of the initial term of the Lease of the 328 Premises was March 1, 2011 and the Expiration Date of the initial term of the Lease of the 328 Premises is November 30, 2013 unless sooner terminated.

3. (a) That in accordance with the provisions of the Original Lease of the 330 Premises, the Monthly Base Rent and Additional Rent (Operating Expenses and Taxes) payable by Lessee with respect to the 330 Premises commenced to accrue on December 1, 2010 and (b) that in accordance with the provisions of the Amended and Restated Lease dated March 1, 2011, Monthly Base Rent is due and payable by Lessee in monthly installments in advance on the first (1st) day of each and every month during the term of the Lease (except that Lessee has paid the Monthly Base Rent with respect to the 330 Premises through March 31, 2011, and Lessee has paid the Monthly Base Rent with respect to the 328 Premises through April 30, 2011 upon the execution and delivery of the March 1, 2011 Lease by Lessor and Lessee). Lessee’s rent checks should be made payable to Batton Associates, LLC and mailed to 1000 C Commercial Street, San Carlos, California 94070.

AGREED AND ACCEPTED

LESSOR:		LESSEE:
BATTON ASSOCIATES, LLC, California limited liability company		AEROHIVE NETWORKS INCORPORATED, a Delaware corporation

By:	W.F. BATTON MANAGEMENT	By:	/s/ George Fry
	COMPANY, a California corporation	Name: George Fry
	Its Managing Member	Title: CFO

By:	/s/ Harold Balzer
Harold Balzer, President

EXHIBIT “C-1”